UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MGIC INVESTMENT CORPORATION

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TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders
Proxy Statement
Item 1 -- Election of Directors
2008 DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
2008 OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS AT 2008 FISCAL YEAR-END
Item 2 -- Ratification of appointment of independent registered public accounting firm

MGIC
Investment
Corporation

Notice
of 2009
Annual
Meeting
and
Proxy
Statement

2008
Annual
Report
to
Shareholders

MGIC Investment Corporation

April 13, 2009

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 14, 2009, at the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.

At our meeting this year, we will ask shareholders to elect four directors to our Board of Directors and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009. We will also report on our business.

Your vote is important. Even if you plan to attend the meeting, we encourage you to sign the enclosed proxy card for voting your shares. Please read our Proxy Statement for more information about our meeting and the voting process.

Our Annual Report to Shareholders follows the Proxy Statement in this booklet.

Sincerely,

Curt S. Culver
Chairman and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 14, 2009: Our Proxy Statement and 2008 Annual Report to Shareholders are available free of charge at http://mtg.mgic.com/proxyinfo.

MGIC Investment Corporation

Notice of Annual Meeting of Shareholders
To Be Held On
May 14, 2009

To Our Shareholders:

The Annual Meeting of Shareholders of MGIC Investment Corporation will be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on May 14, 2009, at 9:00 a.m., to vote on the following matters:

(1) Election of four directors, each for a three-year term;

(2) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009; and

(3) Any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 13, 2009 will be entitled to vote at the annual meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors

Jeffrey H. Lane, Secretary
April 13, 2009

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

MGIC Investment Corporation
P.O. Box 488,
MGIC Plaza,
Milwaukee, WI 53201

Proxy Statement

Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, May 14, 2009, at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, and at any postponement or adjournment of the meeting. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on approximately April 13, 2009. Our Annual Report to Shareholders for the fiscal year ended December 31, 2008, which follows the proxy statement in this booklet, is a separate report and is not part of this proxy statement. If you have any questions about attending our annual meeting, you can call our Senior Vice President — Investor Relations at (414) 347-6480.

About the Meeting and Proxy Materials

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the matters outlined in our notice of meeting on the preceding page, including the election of directors and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009. In addition, management will report on our performance during the last year and, after the meeting, respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 13, 2009, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. For each share of Common Stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 125,085,652 shares of Common Stock were outstanding and entitled to vote.

What is a proxy?

A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

How do I vote my shares?

If you are a shareholder of record, meaning your shares are registered directly in your name with Wells Fargo Bank Minnesota, N.A., our stock transfer agent, you may vote your shares by completing, signing and returning the enclosed proxy card in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your shares in person.

If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker or nominee has enclosed or provided a vote instruction form for you to use to direct the broker or nominee how to vote your shares.

If you hold shares as a participant in our Profit Sharing and Savings Plan and Trust, you may use the enclosed proxy card to instruct the plan trustee how to vote those shares. The trustee will vote shares held in your account in accordance with your instructions and the plan terms. The plan trustee may vote the shares for you if your proxy card is not received at least five days before the annual meeting date.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you can revoke your proxy at any time before your shares are voted by advising our corporate Secretary in writing, by submitting a signed proxy with a later date, or by voting in person at the meeting. If your shares are held in street name by a broker, bank or nominee, or in our Profit Sharing and Savings Plan and Trust, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.

How are the votes counted?

A quorum is necessary to hold the meeting and will exist if a majority of the 125,085,652 shares of Common Stock outstanding on the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by Wells Fargo Bank Minnesota, N.A., which has been appointed by our Board to act as inspector of election for the meeting.

Shares represented by proxy cards marked “Abstain” will be counted to determine the presence of a quorum, but will not be counted as votes for or against any matter. “Broker non-votes,” which occur when a broker or other nominee does not have authority to vote on a particular matter without instructions from the beneficial owner of the shares and has not received such instructions, will be counted for quorum purposes but will be not be counted as votes for or against any matter.

What are the Board’s recommendations?

Our Board of Directors recommends a vote FOR all of the nominees for director (Item 1) and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009 (Item 2).

If you sign and return a proxy card without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for all Items and in their best judgment on any other matters that properly come before the meeting.

Will any other items be acted upon at the annual meeting?

The Board does not know of any other business to be presented at the annual meeting. No shareholder proposals will be presented at this year’s annual meeting.

What are the deadlines for submission of shareholder proposals for the next annual meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the SEC’s rules. Proposals intended for inclusion in next year’s proxy materials must be received by our Secretary no later than December 14, 2009.

Under our Bylaws, a shareholder who wants to bring business before the annual meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our corporate Secretary. The procedures contained in our Bylaws include giving notice to our Secretary at least 45 and not more than 70 days before the first anniversary of the date set forth in our proxy statement for the prior Annual Meeting as the date on which we first mailed such proxy materials to shareholders. For the 2010 annual meeting, the notice must be received by the Secretary no later than February 27, 2010, and no earlier than February 2, 2010. For director nominations, the notice must comply with our Bylaws and provide the information required to be included in the proxy statement for individuals nominated by our Board. For any other proposals, the notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by our Bylaws.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies by telephone, email, facsimile or personal interview. We have also engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $11,000, plus expenses, including charges by brokers, banks and other nominees to forward proxy materials to the beneficial owners of our Common Stock.

Stock Ownership

The following table identifies the beneficial owners of more than 5% of our Common Stock as of December 31, 2008 based on information filed with the SEC, or a later date if a subsequent SEC filing was made before March 20, 2009. The table also shows the amount of our Common Stock beneficially owned by our named executive officers and all directors and named executive officers as a group. Unless otherwise noted, the parties listed in the table have sole voting and investment power over their shares, and information regarding our directors and named executive officers is given as of March 13, 2009.

	Shares
	Beneficially	Percent
Name	Owned	of Class

Old Republic International Corporation	18,641,059	14.9%
307 North Michigan Avenue Chicago, IL 60601(1)
Eastbourne Capital Management, L.L.C	18,500,000	14.8%
1101 Fifth Avenue, Suite 370 San Rafael, CA 94901(2)
FMR, LLC	12,971,562	10.4%
82 Devonshire Street Boston, Massachusetts 02109(3)
ClearBridge Advisors, LLC	6,426,205	5.1%
620 8th Avenue New York, New York 10018(4)
Curt S. Culver(5)	1,045,355	*
J. Michael Lauer(5)	500,322	*
Lawrence J. Pierzchalski(5)	301,118	*
Patrick Sinks(5)	256,587	*
Jeffrey H. Lane(5)	225,698	*
All directors and executive officers as a group (17 persons)(5)(6)	3,484,536	2.8%

*	Less than 1%

(1)	Old Republic International Corporation, which reported ownership on behalf of itself and several of its wholly owned subsidiaries as of January 23, 2009, reported that it had shared voting and investment power for all of the shares. Old Republic International Corporation owns Republic Mortgage Insurance Corporation, which is one of our competitors.

(2)	The SEC filing regarding these shares reported ownership as of March 12, 2009. In that SEC filing, Richard Jon Barry and Eastbourne Capital Management stated that the filing was made jointly as a group, but disclaimed membership in a group, within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended. Mr. Barry and Eastbourne Capital Management have shared voting and investment power for all of the shares. Black Bear Offshore Master Fund, L.P. joined the SEC filing made by Mr. Barry and Eastbourne Capital Management. However, Black Bear Offshore disclaimed membership in a group, within the meaning of Rule 13d-5(b), with Mr. Barry and Eastbourne Capital Management or any other person or entity. In the filing, Black Bear Offshore also disclaimed that it is the beneficial owner (as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended), of any of these shares. Black Bear Offshore shares voting and investment power for 12,999,978 of the shares with Mr. Barry and Eastbourne Capital Management. Black Bear Offshore’s address is c/o CITCO Fund Services (Cayman Islands) Limited Corporate Centre, West Bay Road, P.O. Box 31106-SMB, Grand Cayman, Cayman Islands.

(3)	These shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a registered investment adviser and wholly-owned subsidiary of FMR LLC. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and the investment companies for which Fidelity acts as investment adviser (“Funds”), each has sole investment power as to these shares; the Funds’ Boards of Trustees have sole voting power as to such shares. The shares listed include 4,777,780 shares resulting from the assumed conversion of $64.5 million principal amount of the Company’s 9% Convertible Junior Subordinated Debentures.

(4)	ClearBridge Advisors reported that it had sole voting power for 5,845,210 shares, no voting power with respect to the remaining shares and sole investment power for all of the shares.

(5)	Includes shares that could be purchased on the record date or within 60 days thereafter by exercise of stock options granted to the executive officers: Mr. Culver — 580,000; Mr. Lauer — 194,000; Mr. Sinks — 79,700; Mr. Pierzchalski — 194,000; Mr. Lane — 120,350; and all executive officers as a group — 1,291,150. Also includes shares held in our Profit Sharing and Savings Plan and Trust by the executive officers: Mr. Culver — 12,673; Mr. Lauer — 53,182; Mr. Sinks — 11,712; and all executive officers as a group — 195,215. Also includes restricted shares over which the executive officer has sole voting power but no investment power: Mr. Culver — 155,219; Mr. Lauer — 20,709; Mr. Sinks — 94,241; Mr. Pierzchalski — 54,584; Mr. Lane — 24,557; and all executive officers as a group — 368,830. Excludes shares underlying restricted stock units (“RSUs”) that cannot be settled in Common Stock within 60 days of the record date: Mr. Culver — 373,856; Mr. Lauer — 152,097; Mr. Sinks — 218,660; Mr. Pierzchalski — 118,077; Mr. Lane — 147,237; and all executive officers as a group — 1,148,898. Also includes shares for which voting and investment power are shared as follows: Mr. Lauer — 230,911; and all directors and executive officers as a group — 253,423.

(6)	Includes an aggregate of 467,987 share units and 91,863 shares underlying RSUs held by our non-employee directors. Our directors have neither investment nor voting power over these share units and RSUs. Also includes an aggregate of 463,164 restricted shares held by all directors and executive officers as a group. The beneficial owners have sole voting power but no investment power over the restricted shares.

Item 1 —	Election of Directors

Our Board of Directors is divided into three classes, with directors in each class serving for a term of three years. One class of directors is elected at each annual meeting. The Board, upon the recommendation of the Management Development, Nominating and Governance Committee, has nominated four directors for re-election to the Board to serve until our 2012 annual meeting of shareholders. If any nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced.

Under our Bylaws, written notice of nominations for director by shareholders was required to be provided to the Secretary by February 25, 2009. Because no notice was received by the deadline, shareholders may not make any nominations for election to the Board at the annual meeting.

Shareholder Vote Required

Each nominee who receives a plurality of the votes cast at the meeting will be elected a director. Only votes cast for a nominee will be counted. Votes cast include votes under proxies which are signed and do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast. However, under our Bylaws, in an uncontested election (which is an election in which the number of candidates does not exceed the number of directors to be elected) any director elected by less than a “Majority Vote” is required to send our Board a resignation. The effectiveness of any such resignation will be contingent upon Board acceptance. The Board will accept or reject any such resignation in its discretion after receiving a recommendation made by our Management Development, Nominating and Governance Committee. “Majority Vote” means that when there is a quorum present, more than 50% of the votes cast in the election of such director were “for” the election of such director, with votes cast being equal to the total of the votes “for” the election of such director plus the votes “withheld” from the election of such director. Beginning at our 2010 annual meeting of shareholders, in uncontested elections only director nominees who receive a Majority Vote will be elected as a director.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROXIES WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

Information about our directors, four of whom are nominees for election at the annual meeting, appears below. The biographical information is as of February 1, 2009.

NOMINEES FOR DIRECTOR
Term Ending 2012

	Shares
	Beneficially
	Owned(1)

Karl E. Case, 62, a Director since 1991, is the Katharine Coman and A. Barton Hepburn Professor of Economics at Wellesley College where he has taught since 1976. Dr. Case has been Visiting Scholar at the Federal Reserve Bank of Boston since 1985. He is also a director of The Depositors Insurance Fund of Massachusetts.	70,718	(2)(3)

Curt S. Culver, 56, a Director since 1999, has been our Chairman of the Board since January 2005 and our Chief Executive Officer since January 2000. He served as our President from January 1999 to January 2006. Mr. Culver has been Chief Executive Officer of Mortgage Guaranty Insurance Corporation (MGIC) since January 1999 and held senior executive positions with MGIC for more than five years before then. He is also a director of Wisconsin Electric Power Company and Wisconsin Energy Corporation.	1,045,355	(4)

William A. McIntosh, 69, a Director since 1996, was an executive committee member and a managing director at Salomon Brothers Inc., an investment banking firm, when he retired in 1995 after 35 years of service. He is also a director of Northwestern Mutual Series Fund Inc.	88,831	(2)(3)

Shares
Beneficially
Owned(1)

Leslie M. Muma, 64, a Director since 1995, is retired and was Chief Executive Officer of Fiserv, Inc., a financial industry automation products and services firm from 1999 until December 2005. Before serving as Fiserv’s Chief Executive Officer, he was its President for many years.	112,105	(2)(3)(5)

DIRECTORS CONTINUING IN OFFICE
Term Ending 2010

James A. Abbott, 69, a Director since 1989, has been Chairman and a principal of American Security Mortgage Corp., a mortgage banking firm, since June 1999. He served as President and Chief Executive Officer of First Union Mortgage Corporation, a mortgage banking company, from January 1980 to December 1994.	70,236	(2)(3)

Thomas M. Hagerty, 46, a Director since 2001, has been a managing director with Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company, a private investment firm, since 1992 and has been with the firm since 1988. Mr. Hagerty previously was in the Mergers and Acquisitions Department of Morgan Stanley & Co. Incorporated. He is also a director of Ceridian Corporation, Fidelity National Financial, Inc., Fidelity National Information Services, Inc. and MoneyGram International, Inc.	79,653	(3)

Michael E. Lehman, 58, a Director since 2001, has been Executive Vice President and Chief Financial Officer of Sun Microsystems, Inc., a provider of computer systems and professional support services, since February 2006. From July 2000 to September 2002, when he retired from full time employment, he was Executive Vice President of Sun Microsystems; he was its Chief Financial Officer from February 1994 to July 2002, and held senior executive positions with Sun Microsystems for more than five years before then.	41,438	(3)

DIRECTORS CONTINUING IN OFFICE
Term Ending 2011

	Shares
	Beneficially
	Owned(1)

David S. Engelman, 71, a Director since 1993, has been a private investor for more than five years. He was President and Chief Executive Officer, on an interim basis, of Fleetwood Enterprises, Inc., a manufacturer of recreational vehicles and manufactured housing, from February to August 2002. He is also a director of Fleetwood Enterprises, Inc.	68,621	(2)(3)(6)

Kenneth M. Jastrow, II, 61, a Director since 1994, is the non-executive Chairman of the Board of Forestar Group Inc. (“Forestar”), which is engaged in various real estate businesses. From January 2000 until December 28, 2007, when Temple-Inland Inc. (“TI”) completed the spin-off of Forestar, Mr. Jastrow was the Chairman and Chief Executive Officer of TI, a holding company which during Mr. Jastrow’s tenure had interests in paper, forest products, financial services and real estate. He is also a director of KB Home.	95,092	(2)(3)

Daniel P. Kearney, 69, a Director since 1999, is a business consultant and private investor. Mr. Kearney served as Executive Vice President and Chief Investment Officer of Aetna, Inc., a provider of health and retirement benefit plans and financial services, from 1991 to 1998. He was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1990 to 1991, a principal of Aldrich, Eastman & Waltch, Inc., a pension fund advisor, from 1988 to 1989, and a managing director at Salomon Brothers Inc., an investment banking firm, from 1977 to 1988. He is also a director of Fiserv, Inc. and MBIA, Inc.	130,452	(3)

Donald T. Nicolaisen, 64, a Director since 2006, was the Chief Accountant of the United States Securities and Exchange Commission from September 2003 to November 2005, when he retired from full time employment. Prior to joining the SEC, he was a Senior Partner at PricewaterhouseCoopers LLP, an accounting firm that he joined in 1967. He is also a director of Verizon Communications Inc., Morgan Stanley and Zurich Financial Services Group.	66,625	(3)

(1)	Ownership information is as of March 13, 2009. Unless otherwise noted, all directors have sole voting and investment power with respect to the shares. Common Stock beneficially owned by each director represents less than 1% of the total number of shares outstanding.

(2)	Includes 2,000 shares held under our 1993 Restricted Stock Plan for Non-Employee Directors. The directors have sole voting power and no investment power over these shares.

(3)	Includes shares underlying RSUs as follows: Mr. Abbott — 3,050; Dr. Case — 3,050; Mr. Engelman — 3,050; Mr. Hagerty — 3,050; Mr. Jastrow — 3,050; Mr. Kearney — 3,050; Mr. Lehman — 3,050; Mr. McIntosh — 3,050; Mr. Muma — 3,050; and Mr. Nicolaisen — 1,700. Such units were issued pursuant to our RSU award program (See “Compensation of Directors— Former RSU Award Program”) and could be settled in shares of Common Stock within 60 days of the record date.

Also includes the following RSUs, which are held under the Deposit Share Program for Non-Employee Directors under our 2002 Stock Incentive Plan (See “Compensation of Directors — Former Deposit Share Program”) and could be settled in shares of Common Stock within 60 days of the record date: Mr. Abbott — 1,491; Mr. Hagerty — 17,105; Mr. Jastrow — 19,769; Mr. Kearney — 5,733; Mr. Muma — 4,098; and Mr. Nicolaisen — 14,517. Directors have neither voting nor investment power over the shares underlying any of these units.

Also includes shares held under the Deposit Share Program for Non-Employee Directors under our 1991 Stock Incentive Plan and 2002 Stock Incentive Plan as follows: Mr. Abbott — 14,245; Dr. Case — 14,529; Mr. Engelman — 23,740; Mr. Jastrow — 6,733; Mr. Kearney — 18,375; Mr. McIntosh — 29,675; and Mr. Muma — 14,101. Directors have sole voting power and no investment power over these shares.

Also includes share units held under our Deferred Compensation Plan (See “Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units”) over which the directors have neither voting nor investment power, as follows: Mr. Abbott — 32,258; Dr. Case — 49,484; Mr. Engelman — 32,258; Mr. Hagerty — 51,317; Mr. Jastrow — 62,394; Mr. Kearney — 64,186; Mr. Lehman — 33,639; Mr. McIntosh — 32,258; Mr. Muma — 59,966; and Mr. Nicolaisen — 50,226.

(4)	Includes 580,000 shares which Mr. Culver had the vested right to acquire as of March 13, 2009, or which become vested within sixty days thereafter under options granted to Mr. Culver; 12,673 shares held in our Profit Sharing and Savings Plan and Trust; and 155,219 restricted shares awarded under our 2002 Stock Incentive Plan, over which Mr. Culver has sole voting power but no investment power. Excludes 373,856 shares underlying RSUs awarded under our 2002 Stock Incentive Plan over which he has neither voting nor investment power.

(5)	Includes 9,132 shares owned by a trust of which Mr. Muma is a trustee and a beneficiary and as to which Mr. Muma disclaims beneficial ownership except to the extent of his interest in the trust.

(6)	Includes 1,569 shares owned by a trust of which Mr. Engelman is a trustee and a beneficiary and as to which Mr. Engelman disclaims beneficial ownership except to the extent of his interest in the trust. Voting and investment power are shared for all shares owned by the trust.

Corporate Governance and Board Matters

Board Attendance

The Board of Directors held 8 formal meetings during 2008. In addition, the Board held 3 informal update sessions. Each director attended at least 90% of the meetings of the Board and Committees of the Board on which he served during 2008, except for Mr. Hagerty who attended less than 75% of such meetings. Mr. Hagerty’s absence from these meetings was at our suggestion. We made our suggestion because we had asked his firm, Thomas H. Lee Partners, L.P., to consider providing capital to us when we were contemplating raising from private equity sources the capital that we ultimately raised in the spring of 2008 in the public market and in the non-public market from non-private equity sources. We also made our suggestion because we were considering a sale of our remaining interest in our Sherman joint venture in a transaction with Sherman’s management in which Mr. Hagerty’s firm would have participated. The annual meeting of shareholders is scheduled in conjunction with a Board meeting and directors are expected to attend the annual meeting. All of our directors attended our 2008 annual meeting of shareholders.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines which cover the Board’s composition, meeting process, director independence, committee structure and functions, CEO succession planning and director compensation. Among other things, pursuant to the Corporate Governance Guidelines, at the January and October Board meetings and at any additional times determined by the Board, the Board will meet in executive session without the presence of any member of our management. For a number of years, including 2008, the Board has met in executive session after each Board meeting at which directors were present in person. The Chairman of the Management Development, Nominating and Governance Committee presides at these sessions. The Corporate Governance Guidelines also provide that a director who retires from his principal employment or joins a new employer shall offer to resign from the Board and a director who is an officer of MGIC and leaves MGIC must resign from the Board.

We have a Code of Business Conduct emphasizing our commitment to conducting our business in accordance with legal requirements and high ethical standards. The Code applies to all employees, including our executive officers, and specified portions are applicable to our directors. Among other things, the Code prohibits us from entering into transactions in which our employees or their immediate family members have a material financial interest (either directly or through a company with which the employee has a relationship) unless all of the following conditions are satisfied:

•	the terms of the contract or transaction are fair and equitable, at arm’s length and are not detrimental to our interests;

•	the existence and nature of the interests of the employee are fully disclosed to and approved by the appropriate person; and

•	the interested employee has not participated on our behalf in the consideration, negotiation or approval of the contract or transaction.

Under the Code, contracts and transactions involving a “Senior Financial Officer,” an executive officer or any related party may not be entered into prior to disclosure to, and approval of, our Audit Committee. Similarly, the Code requires Audit Committee approval of all transactions with any director or any related party, other than transactions involving the provision of goods or services in the ordinary course of business of both parties. The Code contemplates that our non-employee directors will disclose all transactions between us and parties related to the director, even if they are in the ordinary course of business.

Our Corporate Governance Guidelines and our Code of Business Conduct are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links. Written copies of these documents are available to any shareholder who submits a written request to our Secretary. The description above of the portion of our Code of Business Conduct that applies to transactions is subject to the actual terms of the Code. We intend to disclose on our website any waivers and amendments to our Code of Business Conduct that are required to be disclosed under Item 5.05 of Form 8-K.

Communicating with the Board

Shareholders and other interested persons can communicate with the members of the Board, the non-management members of the Board as a group or the Chairperson of the Management Development, Nominating and Governance Committee, by sending a written communication to our corporate Secretary, addressed to: MGIC Investment Corporation, Secretary, P.O. Box 488, Milwaukee, WI 53201. The Secretary will pass along any such communication, other than a solicitation for a product or service, to the Chairperson of the Management Development, Nominating and Governance Committee.

Director Independence

Our Corporate Governance Guidelines regarding director independence provide that a director is not independent if the director has any specified disqualifying relationship with us. The disqualifying relationships are equivalent to those of the independence rules of the New York Stock Exchange, except that our disqualification for board interlocks is more stringent than under the NYSE rules. Also, for a director to be independent under the Guidelines, the director may not have any material relationship with us. For purposes of determining whether a disqualifying or material relationship exists, we consider relationships with MGIC

Investment Corporation and its consolidated subsidiaries. Our Corporate Governance Guidelines are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links.

In February 2009, the Board determined that all of our directors are independent under the Guidelines and the NYSE rules, except for Mr. Culver, our CEO. The Board made its determination by considering that no disqualifying relationships existed during the periods specified under the Guidelines and the NYSE rules. To determine that there were no material relationships, the Board applied categorical standards that it had adopted. All independent directors met these standards. Under these standards, a director is not independent if payments under transactions between us and a company of which the director is an executive officer or 10% or greater owner exceeded the greater of $1 million or 1% of the other company’s gross revenues. Payments made to and payments made by us are considered separately, and this quantitative threshold is applied to transactions that occurred in the three most recent fiscal years of the other company. Also under these standards, a director is not independent if during our last three fiscal years the director:

•	was an executive officer of a charity to which we made contributions, or

•	was an executive officer or member of a law firm or investment banking firm providing services to us, or

•	received any direct compensation from us other than as a director, or if during such period a member of the director’s immediate family received compensation from us.

In making its independence determinations, the Board considered mortgage insurance premiums received by us on loans for which American Security Mortgage Corp. (of which Mr. Abbott is the Chairman and a principal) was the original insured and our provision of contract underwriting services to American Security Mortgage Corp. These transactions were below the quantitative threshold noted above and were entered into in the ordinary course of both our and American Security Mortgage Corp.’s business.

Committees

The Board has five committees: Audit; Management Development, Nominating and Governance; Risk Management; Securities Investment; and Executive. Information regarding these Committees is provided below. The charters of the Audit, Management Development, Nominating and Governance, Risk Management and Securities Investment Committees are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links. Written copies of these charters are available to any shareholder who submits a written request to our Secretary.

Audit Committee

The members of the Audit Committee are Messrs. Lehman (Chairman), Kearney and McIntosh. The Board’s determination that each of these directors meets all applicable independence requirements took account of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Lehman is an “audit committee financial expert” as that term is defined in Regulation S-K of the Securities Exchange Act of 1934, as amended. The Committee met 15 times during 2008.

Audit Committee Report

The Audit Committee assists the oversight by the Board of Directors of the integrity of MGIC Investment Corporation’s financial statements, the effectiveness of its system of internal controls, the qualifications, independence and performance of its independent accountants, the performance of its internal audit function, and its compliance with legal and regulatory requirements. As provided in the Audit Committee Charter, the ultimate responsibility for the integrity, completeness and fairness of MGIC Investment Corporation’s financial statements and the effectiveness of its internal controls rests with MGIC Investment Corporation’s management. The Charter provides that the independent accountants are intended to be the primary check on management’s performance in this regard. The ultimate responsibility for MGIC Investment Corporation’s compliance with legal and regulatory requirements also rests with MGIC Investment Corporation’s management.

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (PwC), MGIC Investment Corporation’s independent registered public accounting firm, its audited financial statements for the year ended December 31, 2008. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”). The Audit Committee also received from PwC the written disclosures required by the Public Company Accounting Oversight Board’s Rule 3526 (“Communication with Audit Committees Concerning Independence”) and discussed with PwC their independence from MGIC Investment Corporation and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that MGIC Investment Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the SEC. These are the same financial statements that appear in MGIC Investment Corporation’s Annual Report to Shareholders.

Members of the Audit Committee:

Michael E. Lehman, Chairman
Daniel P. Kearney
William A. McIntosh

Management Development, Nominating and Governance Committee

The members of the Management Development, Nominating and Governance Committee are Messrs. Jastrow (Chairman), Hagerty and Muma. The Committee met 9 times during 2008. The Committee is responsible for overseeing our executive compensation program, including approving corporate goals relating to compensation for our CEO, determining our CEO’s annual compensation and approving compensation for our other senior executives. The Committee prepares the Compensation Committee Report and reviews the Compensation Discussion and Analysis included in our proxy statements. The Committee also makes recommendations to the Board regarding the compensation of directors. Although the Committee may delegate its responsibilities to subcommittees, it has not done so.

The materials we provided to the Committee annually include: detailed breakdowns of the total compensation of the named executive officers, including information showing total compensation for at least the previous five years; the amount that our named executive officers realized in at least the previous five years pursuant to sales of shares awarded under equity grants; the total amount of stock, stock options, restricted stock and RSUs held by each named executive officer (restricted stock and RSUs are collectively referred to in this proxy statement as “restricted equity”); and the other compensation information disclosed in this proxy statement under the SEC’s rules.

The Committee has retained Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm, to advise it. The Committee retains this compensation consultant to, among other things, help it to evaluate and oversee our executive compensation program and to review the compensation of our directors. The scope of the compensation consultant’s services during 2008 is described under “Compensation of Executive Officers — Compensation Discussion and Analysis — Other Matters” below. In providing its services to the Management Development, Nominating and Governance Committee, the compensation consultant regularly interacts with our senior management. The compensation consultant does not provide any other services to us.

The Committee also oversees the CEO succession planning process, and makes recommendations to the Board to fill open director and committee member positions. In addition, the Committee reviews our Corporate Governance Guidelines and oversees the Board’s self-evaluation process. Finally, the Committee identifies new director candidates through recommendations from Committee members, other Board members and our executive officers, and will consider candidates who are recommended by shareholders, as described below.

The Committee and the Board believe that a director nominee should have an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity, and well-respected experience at senior levels of business, academia, government or other fields that will enable the Board to have access to a diverse body of talent and expertise relevant to our activities. The Committee and the Board also believe that a candidate’s other time commitments, anticipated tenure on the Board, and whether the candidate will enable the Board to continue to have a substantial majority of independent directors under the Corporate Governance Guidelines must be considered for each candidate.

Shareholders may recommend a candidate for director by submitting background information about the candidate, a description of his or her qualifications and the candidate’s consent to the recommendation. If the candidate is to be considered for nomination at the next annual shareholders meeting, the submission must be received by our corporate Secretary in writing no later than December 1 of the year preceding the meeting. Additional information on shareholder nominations is provided under “About the Meeting and Proxy Materials” in response to the question “What are the deadlines for submission of shareholder proposals for the next annual meeting?”

The Committee evaluates new director candidates under the criteria described above, as well as other factors the Committee deems relevant, through background reviews, input from others members of the Board and our executive officers, and personal interviews with the candidate. The Committee will evaluate any director candidates recommended by shareholders using the same process and criteria. In determining whether to recommend current Board members as nominees for re-election to the Board, the Committee reviews the directors’ Board performance and solicits feedback about the directors from other Board members.

Compensation Committee Interlocks and Insider Participation

Messrs. Jastrow (Chairman), Hagerty and Muma served on the Management Development, Nominating and Governance Committee during 2008. No member of the Management Development, Nominating and Governance Committee during 2008 (1) has ever been one of our officers or employees nor (2) had any relationship with us during 2008 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2008, none of our executive officers served as a director or member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any other entity, one of whose executive officers is or has been a director of ours or a member of our Management Development, Nominating and Governance Committee.

Risk Management Committee

The members of the Risk Management Committee are Dr. Case (Chairman) and Messrs. Abbott, Engelman and Nicolaisen. The Committee met 5 times in 2008. The Committee is responsible for overseeing management’s operation of our mortgage insurance business, including reviewing and evaluating with management the insurance programs, rates, underwriting guidelines and changes in market conditions affecting our business.

Securities Investment Committee

The members of the Securities Investment Committee are Messrs. Kearney (Chairman), Engelman and McIntosh. The Committee met 8 times in 2008. The Committee oversees management of our investment portfolio and the investment portfolios of our employee benefit plans for which the plan document does not assign responsibility to other persons. The Committee also makes recommendations to the Board regarding our capital management, including dividend policy, repurchase of shares and external funding.

Executive Committee

The Executive Committee provides an alternative to convening a meeting of the entire Board should a matter arise between Board meetings that requires Board authorization. The members of the Committee are Messrs. Culver (Chairman), Jastrow and Muma. The Committee did not meet in 2008 and did not meet in any of the five prior years. The Committee is established under our Bylaws and has all authority that the Board may exercise with the exception of certain matters that under the Wisconsin Business Corporations Law are reserved to the Board itself.

Compensation Of Directors

Under our Corporate Governance Guidelines, compensation of non-employee directors is reviewed periodically by the Management Development, Nominating and Governance Committee. Mr. Culver is our CEO and receives no additional compensation for service as a director and he is not eligible to participate in any of the following programs or plans.

Annual and Meeting Fees:  In 2008, our non-employee directors were paid an annual retainer of $45,500 and the Chairpersons of the Audit Committee and other Board committees received additional annual fees of $17,500 and $8,750, respectively. Non-Chairperson directors who were members of the Audit Committee in 2008 received an additional $5,000 annual fee. Our non-employee directors also received $3,000 for each Board meeting attended, and $2,000 for all Committee meetings attended on any one day in 2008. Finally, subject to certain limits, we reimburse directors, and for meetings not held on our premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board and committee meetings.

Effective in 2009, we changed the annual retainer paid to non-employee directors to $100,000 and changed the additional annual fees paid to the Chairperson of the Audit Committee and other Board Committees to $20,000 and $10,000, respectively. In connection with these changes, and the other changes to director compensation described below, we eliminated payments for the first five Board meetings attended each year and the first five meetings of each Committee attended each year. After such meetings, our non-employee directors will receive $3,000 for each Board meeting attended and $2,000 for all committee meetings attended on any one day.

Deferred Compensation Plan and Annual Grant of Share Units:  Our non-employee directors can elect to defer payment of all or part of the annual and meeting fees until the director’s death, disability, termination of service as a director or to another date specified by the director. A director who participates in this plan will have his or her deferred compensation account credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year. In 2008 and prior years, our non-employee directors could, as an alternative, elect to have the fees deferred during a quarter translated into share units. Each share unit is equal in value to one share of our Common Stock and is ultimately distributed only in cash. If a director deferred fees into share units, dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock.

Effective in 2009, we changed this plan to eliminate the option to defer fees into share units. As a result of this change, all annual and meeting fees deferred by our non-employee directors in 2009 and thereafter will now be deferred into an account credited with the interest described in the previous paragraph.

In addition, we changed this plan to provide a mechanism for an annual grant of share units to each director. These share units vest on April 1 in the year after they are awarded. Share units that have not vested when a director leaves the Board are forfeited, except in the case of the director’s death or certain events specified in the Deferred Compensation Plan. The Management Development, Nominating and Governance Committee may waive the forfeiture. Dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock (which were eliminated in 2008). In January 2009, each of our non-employee directors was granted share units valued at $100,000, which will vest on April 1, 2010.

Former Deposit Share Program:  In 2009, we eliminated the Deposit Share Program, which was previously offered to directors under our 2002 Stock Incentive Plan. In prior years, under the Deposit Share Program a non-employee director was able to purchase shares of Common Stock from us at fair market value which were then held by us. The amount that could be used to purchase shares could not exceed the director’s annual and meeting fees for the preceding year. We matched each of these shares with one and one-half shares of restricted stock or, at the director’s option, RSUs. A director who deferred annual and meeting fees from the prior year into share units under the plan described above was able to reduce the amount needed to purchase Common Stock by the amount so deferred. For matching purposes, the amount so deferred was treated as if shares had been purchased and one and one-half shares of restricted stock or RSUs were awarded for each such share.

Between 2005 and 2008, the restricted stock and RSUs awarded under the program vested one year after the award. Prior to 2005, vesting occurred on the third anniversary of the award unless a director chose a later date. Except for gifts to family members, the restricted stock could not be transferred prior to vesting; RSUs were not transferable. Awards that have not vested when a director leaves the Board are forfeited, except in the case of the director’s death or certain events specified in the agreement relating to the awards. The Management Development, Nominating and Governance Committee may waive the forfeiture. All shares of restricted stock and RSUs vest on the director’s death and will immediately become vested upon a change in control. RSUs that have vested are settled in Common Stock when the director is no longer a Board member. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends.

Former RSU Award Program:  We eliminated the RSU Award Program in 2009. Under the 2008 program, our non-employee directors were each awarded RSUs representing 850 shares of Common Stock. The RSUs vested on or about the first anniversary of the award date, or upon the earlier death of the director. RSUs that have vested will be settled in Common Stock when the director is no longer a Board member. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends.

Former Restricted Stock Plan:  Non-employee directors elected to the Board before 1997 were each awarded, on a one-time basis, 2,000 shares of Common Stock under our 1993 Restricted Stock Plan for Non-Employee Directors. The shares are restricted from transfer until the director ceases to be a director by reason of death, disability or retirement, and are forfeited if the director leaves the Board for another reason unless the forfeiture is waived by the plan administrator. In 1997, the Board decided that no new awards of Common Stock would be made under the plan.

Equity Ownership Guidelines:  The Management Development, Nominating and Governance Committee has adopted equity ownership guidelines for directors under which each member of the Board is expected to own our equity having a value equal to five times the annual fee for serving on the Board. See “— Annual and Meeting Fees.” Equity owned consists of shares owned outright by the director, restricted equity and all vested and unvested share units. For purposes of the ownership guidelines, equity is valued using the average closing price during the year. Directors are expected to achieve the ownership guideline within five years after joining the Board. As of December 31, 2008, all directors except Mr. Lehman met their ownership under the guidelines. Mr. Lehman has never sold any of our shares while he was a director. Mr. Lehman’s ownership fell below the guidelines at the end of 2008 compared to the prior year when he met the guidelines because of the decline in the price of our stock.

Other:  We also pay premiums for directors and officers liability insurance under which the directors are insureds.

2008 DIRECTOR COMPENSATION

The following table shows the compensation paid to each of our directors in 2008. Mr. Culver, our CEO, is also a director but receives no compensation for service as a director.

	Fees Earned
	or Paid in	Stock
Name	Cash ($)(1)	Awards ($)(2)	Total ($)(3)

James A. Abbott	79,500	98,210	177,710
Karl E. Case	88,250	146,700	234,950
David S. Engelman	87,500	143,695	231,195
Thomas M. Hagerty	62,500	135,320	197,820
Kenneth M. Jastrow	96,250	151,202	247,452
Daniel P. Kearney	123,250	181,811	305,061
Michael E. Lehman	117,000	15,713	132,713
William A. McIntosh	111,500	177,068	288,568
Leslie M. Muma	100,500	142,073	242,573
Donald T. Nicolaisen	94,500	130,951	225,451

(1)	Each of the following directors elected to defer all the fees shown in this column into share units as described under “Corporate Governance and Board Matters — Compensation of Directors — Deferred Compensation Plan” above as follows: Mr. Case — 14,686 share units; Mr. Hagerty — 11,717 share units; Mr. Jastrow — 15,693 share units; Mr. Kearney — 20,587 share units; Mr. Muma — 15,215 share units and Mr. Nicolaisen — 15,123 share units.

(2)	The amounts shown in this column are the amounts that we recognized as a compensation expense under accounting principles generally accepted in the United States (“GAAP”), except that in accordance with the SEC’s executive compensation disclosure rules and to avoid double-counting, we have excluded from this column the portion of the awards included in the column titled “Fees Earned or Paid in Cash” and summarized in footnote 1 that were expensed in 2008. See Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2008 for information regarding the assumptions made in arriving at these amounts. Dividends are paid on all of these restricted shares and RSUs.

All of the compensation expense for stock awards that we recognized in 2008 resulted from stock expensed at values between $10.53 and $62.23 per share. The closing price of our stock at the end of the 2008 was $3.48.

In 2008, our directors were granted three types of equity awards. First, some directors elected to defer their cash fees in the manner described under “Corporate Governance and Board Matters — Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units” above. The number of share units that they received under the Deferred Compensation Plan and the value of these units as of the date of their acquisition are set forth in footnote 1 and the column titled “Fees Earned or Paid in Cash,” respectively. Second, each director was awarded RSUs representing 850 shares of Common Stock and with a value (as of the grant date) of $13,566 pursuant to our RSU Award Program described under “Former RSU Award Program” above. Finally, our directors were awarded restricted shares or RSUs granted pursuant to our Deposit Share Program as follows, with each of the values representing the value as of the grant date: Mr. Abbott — 8,547 shares of restricted stock valued at $90,000; Mr. Case — 14,529 shares of restricted stock valued at $152,990; Mr. Engelman — 14,244 shares of restricted stock valued at $149,989; Mr. Hagerty — 13,246 RSUs valued at $139,480; Mr. Jastrow — 15,099 RSUs valued at $158,992; Mr. Kearney — 18,375 shares of restricted stock valued at $193,489; Mr. McIntosh — 17,805 shares of restricted stock valued at $187,487; Mr. Muma — 14,101 shares of restricted stock valued at $148,484; and Mr. Nicolaisen — 14,244 RSUs valued at $149,989. The following directors purchased at fair market value shares of our Common Stock under the Deposit Share Program in order to receive an award of restricted stock: Mr. Abbott — 5,698 shares for $60,000; Mr. Engelman — 9,496 shares for $99,993; and Mr. McIntosh — 11,870 shares for $124,991.

At December 31, 2008, the outstanding stock awards to our directors that have either not vested or have vested but have not been released were: Mr. Abbott — 15,088; Mr. Case — 36,805; Mr. Engelman — 19,294; Mr. Hagerty — 39,214; Mr. Jastrow — 61,688; Mr. Kearney — 59,087; Mr. Lehman — 4,431; Mr. McIntosh — 22,855; Mr. Muma — 50,957; and Mr. Nicolaisen — 34,185.

(3)	The following table shows the compensation paid to each of our directors in 2008 (other than Mr. Culver, our CEO, who receives no compensation for service as a director) using the same assumptions used in this table, except (a) the column titled “Fees Earned or Paid in Cash” is split into two columns: “Fees Paid in Cash” and “Fees Paid in Equity;” (b) the values in the column titled “Fees Paid in Equity” are based on the value of our common stock as of December 31, 2008 instead of the dates of the grants of the applicable awards; and (c) the values in the column titled “Stock Awards” are based on the value of our common stock as of December 31, 2008 instead of the dates of the grants of the applicable awards. We believe that the following table is helpful to understand the impact that the decline in our stock price has had on our directors’ compensation.

	Fees Paid in	Fees Paid in	Stock
Name	Cash($)	Equity($)	Awards($)	Total ($)

James A. Abbott	79,500	—	25,884	105,384
Karl E. Case	—	51,106	41,569	92,675
David S. Engelman	87,500	—	40,782	128,282
Thomas M. Hagerty	—	40,774	38,148	78,922
Kenneth M. Jastrow	—	54,611	43,057	97,668
Daniel P. Kearney	—	71,643	51,880	123,523
Michael E. Lehman	117,000	—	2,712	119,712
William A. McIntosh	111,500	—	50,379	161,879
Leslie M. Muma	—	52,947	40,380	93,327
Donald T. Nicolaisen	—	52,628	40,047	92,675

Compensation Of Executive Officers

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis, or “CD&A,” is intended to provide information about our compensation objectives and policies for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers that will place in perspective the information contained in the compensation and related tables that follow this discussion. The Management Development, Nominating and Governance Committee oversees our executive compensation program. In this CD&A, we refer to this committee as the “Committee.” Also, our chief executive officer, chief financial officer and the three other most highly compensated executive officers are collectively referred to as the “named executive officers.” The terms “we” and “our” refer to the Company. When we refer to our stock value, we use the New York Stock Exchange closing price on the trading day before the specified date.

Objectives of our Executive Compensation Program

Over the years, our executive compensation program has been based on the following objectives.

•	We want a strong link between compensation and performance, by the Company and by individual executives.

•	We want a substantial portion of total compensation (which is base salary, annual bonus and longer-term incentives) to be in the form of equity.

•	We want total compensation to reflect market practices in the sense that our total compensation opportunity is at the market median.

•	We limit perquisites (perks) to avoid an entitlement mentality.

•	We pay retirement benefits only on current compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.

How did the compensation we paid to our named executive officers for 2008 reflect these objectives?

•	“We want a strong link between compensation and performance, by the Company and by individual executives.”

No Bonuses for 2008.  The Company had a net loss of $518.9 million in 2008. In addition, the sum of the Loss Ratio and the Expense Ratio (these Ratios are discussed under “Components of our Executive Compensation Program — Longer-Term Restricted Equity — Performance Based Restricted Equity” in this CD&A) was not below the 100% performance goal cap. Under the 162(m) bonus plan adopted by the Committee in the first quarter of 2008 (this bonus plan is discussed under “Components of our Executive Compensation Program — Annual Bonus” in this CD&A and covers our named executive officers) if the performance target is not met, no bonuses can be paid under this plan. In the fourth quarter of 2008, before it could be determined whether or not this target would be met, the CEO decided that in view of the Company’s expected financial performance for 2008 he would recommend no bonuses be paid to the named executive officers even if the performance goal were met. The Committee retains discretion to pay bonuses to named executive officers outside a 162(m) bonus plan. However, the Committee accepted the CEO’s recommendation that it not exercise its discretion and no bonuses for 2008 were paid to these officers.

Salary Freeze.  In addition, the Committee accepted the CEO’s recommendation to freeze the base salaries of these officers at their 2008 levels.

Limited Vesting of Equity Awards.  With the exception of service-vested awards relating to bonuses for years before 2007 that the named executive officers elected to receive in restricted equity and service-vested restricted equity awards made more than four years ago, all awards of restricted equity to the named executive officers vest based on our meeting corporate performance targets. As a result, in 2008 and 2009, only 36% and 44%, respectively, of the grants of restricted equity that were scheduled to vest did vest because of the failure to meet the targets. (In computing these percentages, we assumed ratable vesting over the performance period of longer-term restricted equity.)

Summary Compensation Table Value of Vested Equity Awards Exceeds Stock Value.  The restricted equity of the named executive officers that vested in 2008 had in total $0.991 million of stock value at the time of vesting. The Summary Compensation Table includes $3.041 million in compensation attributable to this restricted equity, of which $1.937 million is included in 2006 and $1.104 million is included in 2007. The restricted equity of the named executive officers that vested in 2009 had in total $0.243 million of stock value at the time of vesting. The Summary Compensation Table includes $3.622 million in compensation attributable to this restricted equity, of which $0.591 million is included in each of 2006 and 2007 and $2.440 million is included in 2008.

Negative Stock Option Values.  When an option vests, it can be exercised. However, we view option grants as substantively vesting based on corporate performance because a vested option will be exercised and result in actual compensation being received only if the market price of the stock exceeds the exercise price, which was equal to the market price of the stock when the options were granted. We have not granted options since January 2004. The exercise prices of options that first became exercisable in 2008 and 2009 (which expire in January 2010, 2013 and 2014, assuming continued employment) substantially exceeded the stock value at the vesting time referred to in the table below.

	Options First Becoming Exercisable (Vesting) in
	2008				2009
		Weighted	Weighted			Weighted	Weighted
		Average	Average	Total		Average	Average	Total
		Exercise	Stock	Negative		Exercise	Stock	Negative
	# Shs	Price(1)	Value(1)	Spread(2)	# Shs	Price(3)	Value(3)	Spread(2)

Curt Culver	32,000	$55.95	$15.81	($1,284,640)	86,200	$49.61	$2.02	($4,102,773)
J. Michael Lauer	10,800	$55.95	$15.81	($433,566)	28,800	$49.65	$2.02	($1,371,987)
Patrick Sinks	12,000	$60.03	$16.37	($523,960)	19,700	$54.64	$2.08	($1,035,476)
Lawrence Pierzchalski	10,800	$55.95	$15.81	($433,566)	28,800	$49.65	$2.02	($1,371,987)
Jeffrey Lane	10,800	$55.95	$15.81	($433,566)	22,950	$50.75	$2.03	($1,118,009)

Total				($3,109,298)				($9,000,232)

(1)	The exercise prices for these options are $43.70 and $68.20. For each officer, the table shows the weighted average exercise price of his vested options. Some of these options first became exercisable when the stock value was $14.11 and the remainder vested six days later when the value was $17.50 For each officer, the table shows the average stock value on these two dates, weighted for the number of shares underlying options that became exercisable on each date.

(2)	Total negative spread is the amount, shown as a negative number, by which the aggregate exercise price exceeds the aggregate stock value at the time shown in the table.

(3)	The exercise prices for these options are $45.375 and $68.20. For each officer, the table shows the weighted average exercise price of his vested options. Some of these options first became exercisable when the stock value was $1.96 and the remainder vested two days later when the value was $2.26 For each officer, the table shows the average stock value on these two dates, weighted for the number of shares underlying options that became exercisable on each date.

The options that vested in 2008 had in total $3.1 million of negative spread at the time of vesting. The Summary Compensation Table for 2007 includes over $1.346 million in compensation attributable to these options. The options that vested in 2009 had $9.0 million of negative spread at the time of vesting. The Summary Compensation Table for 2008 includes $0.872 million in compensation attributable to options that vested in 2009.

Other.  Prior to awards we made in 2008, our corporate performance goals were based on earnings per share, or EPS, or return on equity, or ROE. For a discussion of the changes we made to our performance goals in 2008, see “Components of our Executive Compensation Program — Longer-Term Restricted Equity” in this CD&A.

For additional information about the impact that our performance had on the total compensation of our named executive officers, see the first table in the section of this proxy statement titled “Compensation And Related Tables.”

•	“We want a substantial portion of total compensation (which is base salary, annual bonus and longer-term incentives) to be in the form of equity.”

On average, for each of the named executive officers, restricted equity awarded in February 2008 had a value at the time of the award (assuming all of such equity would vest) of more than 70% of the executive’s total compensation for 2008. On January 29, 2009 (we used this date to be consistent with the table below), the value of this restricted equity had declined by 81%.

During 2008 our named executive officers’ compensation continued to be materially affected by the decline in the value of restricted equity granted in prior years. The following table shows the decrease, from January 29, 2007 to January 29, 2009, in value of the restricted equity and stock options that they held on January 29, 2007, the day after the last vesting in 2007 occurred.

	Value as of January 29,
	2007(1)	2008(2)	2009(2)

Curt Culver	$17,911,309	$3,456,129	$537,404
J. Michael Lauer	$5,968,036	$1,148,156	$178,207
Patrick Sinks	$6,799,064	$1,758,081	$270,177
Lawrence Pierzchalski	$5,962,813	$1,146,616	$177,940
Jeffrey Lane	$4,617,370	$1,086,277	$167,496

(1)	Includes all restricted equity and options held by each officer on this date.

(2)	Includes all stock options and restricted equity held as of January 29, 2007 minus restricted equity subsequently forfeited. In each of 2008 and 2009, stock options are valued at zero because the exercise price exceeded the stock value. Each of these officers had shares of restricted stock that vested during these year(s) withheld so that they could be used to pay income taxes due on account of the vesting. The shares withheld are included in the shares held at the January 29, 2007 starting date and are treated as if they continued to be held at January 29, 2008 and 2009 because including them in the two later years avoids an artificial reduction in the values that would be shown in the table were they not included.

•	“We want total compensation to reflect market practices in the sense that our total compensation opportunity is at the market median.”

The total compensation opportunities of our named executive officers range from base salary with no other components of total compensation being paid, to base salary plus maximum bonus and maximum longer-term incentives being paid. Through benchmarking, we want to be at about the middle of our comparison group so that when, as a company, we perform well our named executive officers are paid compensation at about the middle of what the comparison group would be paid for similar performance and when we perform poorly our officers will also be paid at about the middle of what this group would be paid for similar performance. A discussion of benchmarking we have done is contained under “Benchmarking” in this CD&A.

•	“We limit perquisites (perks) to avoid an entitlement mentality.”

Our perks remained minimal in 2008 and are discussed under “Components of our Executive Compensation Program — Perquisites” below.

•	“We pay retirement benefits only on current compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.”

Our retirement benefits met this objective in 2008 and are discussed under “Pension Plan” below.

Benchmarking

To provide a framework for evaluating compensation levels against market practices, the Committee’s compensation consultant periodically provides information from SEC filings for a comparison group of publicly traded companies and we periodically review various published compensation surveys. For a number of years the independent compensation consultant to the Committee has been Frederic W. Cook & Co., which we refer to as FWC.

In October 2006, FWC provided the Committee with a report on the primary components of our executive compensation program (base salary, annual bonus and longer-term incentives). The October 2006 report analyzed our compensation program against a comparison group of companies. The comparison companies were the ones that had been used in a report to the Committee prepared by FWC in October 2004, other than the elimination of companies that were acquired since the October 2004 report. The comparison companies were jointly selected by FWC and management, and approved by the Committee.

The comparison group used in the October 2006 report consisted of the following companies:

ACE Limited	Ambac Financial Group	Chubb Corp.
CNA Financial Corp.	Comerica Incorporated	Countrywide Financial Corp.
Fidelity National Financial	First American Corp.	Genworth Financial Inc.
Lincoln National Corp.	M & T Bank Corp.	MBIA Inc.
Old Republic Intl Corp.	PMI Group Inc.	PNC Financial Services Group Inc.
Principal Financial Group Inc.	Radian Group Inc.	Safeco Corp.
Sovereign Bancorp Inc.	Synovus Financial Corp.	Webster Financial Corp.

The analysis of our executive compensation by FWC in 2006 involved the overall comparison group as well as a subgroup comprised of five companies — Ambac, MBIA, Old Republic International, PMI Group and Radian Group, which we refer to as the surety comparison group and are either our direct competitors or are financial guaranty insurers.

The companies in our overall comparison group include our direct competitors, financial guaranty insurers and other financial services companies that are believed to be potential competitors for executive talent. Market capitalization was used as a proxy for the complexity of the operations of the companies in the overall comparison group to help determine whether they were appropriate benchmarks. Between the October 2004 report and the October 2006 report, our market capitalization decreased while the median market capitalization of the overall comparison group and the surety comparison group increased. Our market capitalization in the October 2006 report was approximately at the 25th percentile of the overall comparison group and was somewhat higher than the median of the surety comparison group.

The October 2006 report concluded that our total compensation for executive officers was at market (median) levels. The Committee had made significant changes to our executive compensation program in 2005 (increasing bonus opportunities and awards of restricted stock) to respond to the conclusions of the October 2004 report (which was consistent with the findings of similar reports completed in prior years) that total compensation for our executive officers was substantially below the median of the overall comparison group. The October 2006 report found that our CEO’s total compensation was consistent with the medians for the overall comparison group and the surety comparison group, and that the total compensation of the other named executive officers was below the median of the overall comparison group and above the median of the surety comparison group. Even though our market capitalization was lower than the median market capitalization of the overall comparison group, the Committee did not believe it was appropriate to change the design of a program that had been only recently developed, especially when our market capitalization still exceeded the market capitalization of the surety comparison group. As a result, the Committee did not make any changes for 2007 to the design of our executive compensation program in response to the October 2006 report.

In July 2007, in connection with our then pending merger with Radian Group, FWC provided another report to the Committee covering the compensation of our named executive officers. This report used the same overall comparison group and the same surety comparison group and concluded that in the context of the proposed merger no significant adjustments to our compensation program for our named executive officers were needed. Because the Committee received this report only two quarters before it made executive compensation decisions in January and February 2008 and because the change in the secular environment that began to affect financial companies was in evidence in early 2008 but would not then have been reflected in publicly available compensation data (we believe compensation data reflecting the changed environment will only be available later in 2009, when financial companies file proxy materials covering 2008 compensation), the Committee did not seek additional benchmarking information.

Components of our Executive Compensation Program

Longer-Term Restricted Equity

Our executive compensation program is designed to make grants of restricted equity the largest portion of total compensation of our named executive officers. We emphasize this component of our executive compensation program because it aligns executives’ interests with those of shareholders by linking compensation to stock price. In addition, beginning with grants made in 2006, vesting of all grants made to our named executive officers under this component of our executive compensation program has been determined by the achievement of corporate performance goals as well as continued employment through the vesting date, which occurs early in the year following the year for which performance is measured. Performance goals have had a material effect on the vesting of the restricted equity awarded under this component as indicated in the table below.

	Longer-Term Restricted Equity
	Vesting as % of Target
	Vesting(1)
	In 2008	In 2009(2)

Curt Culver	10%	36%
J. Michael Lauer	10%	36%
Patrick Sinks	10%	37%
Lawrence Pierzchalski	10%	36%
Jeffrey Lane	10%	36%

(1)	Target vesting assumes ratable vesting over the performance periods described below.

(2)	No subsequent vesting is scheduled to occur later in 2009.

As discussed below, we changed the performance goals for longer-term restricted equity awarded in 2008. The new goals were included in a list of goals for restricted equity awards approved by shareholders at our 2008 annual meeting.

Performance Based Restricted Equity.  The corporate performance goal used to determine vesting of performance based restricted equity awarded before 2008 was EPS. In February 2008, the Committee decided to adopt new corporate performance goals because it believed that an EPS goal would not be relevant given the likelihood of a net loss for 2008 and the uncertainties surrounding our subsequent performance. The Committee adopted three performance goals for these equity awards. The goals apply to the individual years in a three-year performance period, which for the grants in 2008 is 2008 — 2010:

•	MGIC’s Loss Ratio (incurred losses divided by earned premium) for MGIC’s primary new insurance written for the particular year in the three-year period;

•	our Expense Ratio for that year (expenses of insurance operations divided by net premiums written); and

•	MGIC’s Market Share of flow new insurance written for that year.

The Committee adopted these goals because it believes, as do we, that they are the building blocks of our results of operations. That is, the Loss Ratio measures the quality of the business we write. The Expense Ratio measures how efficiently we use our resources. Market Share measures not only our success at generating revenues but also the extent to which we are successful in leading our industry.

The three performance goals are equally weighted for vesting purposes. The actual performance level corresponding to each goal determines Threshold, Target and Maximum vesting as indicated in the table below.

Goal	Threshold	Target	Maximum

Loss Ratio	65%	40%	30%
Expense Ratio	25%	20%	15%
Market Share	18%	21.5%	26%

Vesting for awards granted in 2008 is determined in February 2009 and the next two anniversaries based on performance during the prior year. For each performance goal, the amount that vests each year is, subject to the annual maximum described in the next paragraph, as follows:

•	if the Company’s performance does not meet or equal the Threshold, then no equity will vest with respect to that goal;

•	if the Company’s performance meets the Target performance level set forth above with respect to any goal, then one-ninth of the total grant will vest with respect to that goal;

•	if the Company’s performance equals or exceeds the Maximum goal, then one-sixth of the total grant will vest with respect to that goal; and

•	if, with respect to any goal, the Company’s performance is between the Maximum and the Target performance levels or between the Target and the Threshold performance levels, then the number of shares that will vest with respect to that goal shall be correspondingly interpolated on a linear basis between these vesting levels.

Target performance in each year results in 100% vesting of the award at the end of the third year, with the portion of the award granted that may vest in each year ranging from zero (if performance in a year does not meet any of the Thresholds) to 50% of the number of shares awarded (if performance meets the Maximum for each goal). However, the total amount that vests cannot exceed the amount of the award. Any portion of the award that remains unvested based on 2010 performance is forfeited. Dividends are not paid currently but to the extent that shares vest, we will make a payment equal to the dividends that would have been paid on the shares released had those shares been entitled to current dividends. In October 2008, we eliminated dividends on our stock.

For 2008, the Loss Ratio was 113.3%, which exceeded the Threshold and was driven by the relatively large volume of business written in the first quarter of 2008, almost all of which was written before most of the changes to MGIC’s underwriting guidelines that were designed to improve the quality of our business became effective. The Expense Ratio was 14.2% (which exceeded the Maximum) and Market Share was 24.4% (which was between Target and Maximum). As a result 31.4% of the performance based restricted equity awards granted in 2008 vested in February 2009.

Because our EPS was negative in 2007 and 2008, none of the EPS-vested awards made in 2004, 2005, 2006 or 2007 vested in 2008 or 2009. The portion of the 2004 EPS-vested award that did not vest was forfeited in 2009. The portion of the 2005 — 2007 EPS-vested awards that did not vest in 2008 and 2009 is eligible to vest in the future. However, we expect a net loss for 2009. As a result, we expect the remainder of the 2005 award will be forfeited in 2010 and that there will be no vesting of the 2006 and 2007 EPS-vested awards in 2010. Any future vesting of the 2006 award will depend on earnings in 2010, and for the 2007 award, on earnings in 2010 and 2011. The 2006 award is 87% unvested and the percentage that vests is the EPS for the year divided by $34.25. The 2007 award is 100% unvested and the percentage that vests is EPS for the year divided by $36.11. Hence, we believe it is likely that a substantial amount of these awards will never vest and will be forfeited.

Other Restricted Equity.  Beginning in 2006, we also granted restricted equity to the named executive officers that, if an annual performance goal is satisfied, vests through continued service during the performance period. Vesting of grants in 2006 and 2007 was contingent on our meeting a ROE goal of 1%.

For the same reason that new goals were adopted for performance based restricted equity, the Committee adopted a new performance goal for 2008 awards of other restricted equity to our named executive officers. Vesting of these awards is contingent on the sum of the Loss Ratio and the Expense Ratio being less than 100%. The Committee adopted a performance goal for these awards because it makes it possible for them to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code. See “Tax Deductibility Limit” in this CD&A. One-third of this other restricted stock is scheduled to vest in each of the three years after it was granted. However, if any of this other restricted equity that is scheduled to vest in any year does not vest because we fail to meet this performance goal, this equity will vest in the next year that we meet this goal, except that any of this restricted equity that has not vested as of February 10, 2013 will be forfeited. Any dividends paid on our Common Stock will be paid on restricted equity at the same time.

The Loss Ratio for 2008 was 113.3% and the Expense Ratio was 14.2% which in total did not meet the requirement of being less than 100%. None of the other restricted equity granted to the named executive officers in 2008 vested in 2009.

The 2006 and 2007 awards of other restricted equity had a five-year performance period beginning with the year of grant and vested in 20% increments if the ROE goal for the year was met. If we did not meet this goal for any year, the restricted equity was forfeited. No vesting in 2008 or 2009 occurred under these grants and, because of the loss we expect for 2009, no vesting is expected in 2010. Assuming we have a net loss in 2009, any further vesting of the 2006 award will depend on earnings in 2010. Only 20% more of the 2006 grant can vest; 20% of this award vested in 2007 on account of 2006 earnings. No part of the 2007 grant has yet vested. If 2009 results conform to our loss expectation, no more than 40% of the 2007 grant would ever vest.

We first granted other restricted equity to the named executive officers in 2005. That grant vested in 20% annual increments through continued service through early 2010. In each of 2008 and 2009, 20% of this grant vested.

General.  With the exception of an increase to reflect Mr. Sinks becoming President and COO in January 2006, the number of shares of each category of restricted equity awarded to our named executive officers had been unchanged since this component of our compensation program began in 2003. In light of the approximately 75% decrease in the market value of our stock between the dates that such awards were made in 2007 and 2008, the Committee believed that keeping the number of shares constant in 2008 would, among other things, not support the objective that grants of restricted equity be a substantial portion of total compensation. Recognizing that even at the higher award level the grant value of the awards in 2007 would still be 30% more than the grant value of restricted equity awards in 2008, the Committee increased the number of shares awarded to our named executive officers in 2008 by a factor of three. The Committee also adopted a three-year performance period rather than the five-year period used for EPS awards after considering the advice of FWC that three-year performance periods were far more common.

Both of these changes were adopted by the Committee after they had been discussed by the Board. In addition, the amount of the awards and the performance period were disclosed in the proxy statement for the 2008 Annual Meeting at which shareholders approved a list of performance goals for grants of restricted equity. These awards to our named executive officers would have been forfeited had shareholders not approved the list of goals.

Annual Bonus

Historically annual bonuses have been the most significant portion of compensation after awards of longer-term restricted equity. This is because all of our named executive officers have maximum bonus potentials that substantially exceed their base salaries (three times base salary in the case of the CEO and two and one-quarter times base salary in the case of the other named executive officers). We have weighted bonus potentials more heavily than base salaries because bonuses are more directly linked to company and individual performance.

At our 2008 Annual Meeting shareholders approved a list of performance goals for an annual bonus plan for our named executive officers that conditions the payment of bonuses on meeting one or more of the listed goals as selected by the Committee in adopting the plan for a year. Compensation paid under a bonus plan of this type (which we refer to as a “162(m) bonus plan”) is not subject to the income tax deduction limit discussed under “Tax Deductibility Limit” in this CD&A. Contingent on shareholder approval, the Committee had previously adopted a 162(m) bonus plan for 2008. The performance goal was that the sum of the Loss Ratio and our Expense Ratio had to be less than 100%. If this goal were met, then the Committee would discretionarily determine any bonuses for 2008 performance based on an assessment of shareholder value, return on investment, loss mitigation, management organization, new capital raising and the profitability of our mix of business in 2008. No specific targets were established for any of these bonus criteria.

The sum of the Loss Ratio and the Expense Ratio in 2008 was 127.5%, which exceeded the performance goal. In the fourth quarter of 2008, before it could be determined whether or not this target would be met, the CEO decided that in view of the Company’s expected financial performance for 2008 he would recommend no bonuses be paid to the named executive officers even if the performance target were met. The Committee retains discretion to pay bonuses to named executive officers outside a 162(m) bonus plan. Acknowledging that the Company had achieved positive results for various bonus criteria (including the Company’s successful raising of capital) which would have informed Committee’s determination of the amount of bonuses to be awarded, the Committee accepted the CEO’s recommendation that it not exercise its discretion. As a result, no bonuses for 2008 were paid to the named executive officers.

Base Salary

Our philosophy is to target base salary range midpoints for our executive officers near the median levels compared to their counterparts at a comparison group of companies. In addition to reviewing this market factor, in considering any change to Mr. Culver’s compensation, including his salary, the Committee takes into account its subjective evaluation of Mr. Culver’s performance, as well as the evaluation of each director who is not on the Committee. All of these evaluations are communicated to the Committee Chairman through a CEO evaluation survey completed by each director. The subjects covered by the evaluation included financial results, leadership, strategic planning, succession planning, external relationships and communications and relations with the Board. Base salary changes for our other named executive officers are recommended to the Committee by Mr. Culver. Historically, these recommendations have been the product of his subjective evaluation of each executive officer’s performance, including his perception of their contributions to the Company. Based on Mr. Culver’s recommendations, but subject to any independent judgment by the Committee regarding the officer (both the Committee and the Board have regular contact not only with the CEO, but also with each of the other named executive officers) the Committee approves changes in salaries for these officers.

In January 2008, Mr. Culver’s annual base salary was increased to $865,000 from $830,000 and our other named executive officers’ salaries were also increased by approximately 4%, except for Mr. Lane, who received a 13% salary increase in connection with his promotion to Executive Vice President. Except for Mr. Lane’s salary increase, these salary increases were consistent with salary increases given to our employees generally as well as market forecasts.

In accordance with the CEO’s recommendation, the Committee in 2009 did not increase the base salaries of the named executive officers above their 2008 levels. The Company also implemented a general freeze on salary increases.

Pension Plan

Our executive compensation program includes a qualified pension plan and a supplemental executive retirement plan. These plans are offered because we believe that they are an important element of a competitive compensation program. We also offer a 401(k) plan to which we make contributions in cash.

Perquisites

The perks we provided for 2008 to our named executive officers ranged from about $3,000 to about $8,700. The perks are club dues and expenses, the cost of an annual or bi-annual medical examination, a covered parking space at our headquarters and expenses of family members who accompany executives to business-related events at which family members are not expected to attend. We believe our perks are very modest.

Tax Deductibility Limit

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1 million paid during a year to any of the executive officers named in the Summary Compensation Table for that year is not deductible. We believe that all of our compensation for 2008 complied with Section 162(m) and that that would have been the case even if any named executive officer exercised any stock options in 2008.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FAS 123(R), which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Stock Ownership by Officers

Beginning with awards of restricted equity made in January 2007, restricted equity awarded to our officers who are required to report to the SEC their transactions in our securities (this group consists of our executive officers, including the named executive officers, our chief accounting officer, chief investment officer and chief information officer) must not be sold for one year after vesting. Shares received on exercise of the last stock options granted (in January 2004) also must not be sold for one year after exercise. The number of shares that must not be sold is the lower of 25% of the shares that vested (or in the case of this option, 25% of the shares for which the option was exercised) and 50% of the shares that were received after taking account of shares withheld to cover taxes. The holding period ends before one year if the officer is no longer required to report transactions to the SEC. The holding period does not apply to involuntary transactions, such as would occur in a merger, and for certain other dispositions.

We have stock ownership guidelines for executive officers. Stock ownership under these guidelines is a multiple of the executive’s base salary. For our CEO, the stock ownership guideline is five times base salary. For the other named executive officers, the guideline is four times base salary and for other executive officers, the guideline is three times base salary. During 2008, stock owned consisted of shares owned outright by the executive (including shares in the executive’s account in our 401(k) plan and unvested restricted stock and RSUs) and the difference between the market value of stock underlying vested stock options and the exercise price of those options. For purposes of the ownership guidelines, equity is valued using the average closing price during the year. As of December 31, 2008, each of the named executive officers except Mr. Pierzchalski met these stock ownership guidelines. Other than sales to the Company in accordance with the terms of the award to pay withholding taxes due on the vesting of restricted equity, Mr. Pierzchalski has not sold any Company stock since February 2006. Mr. Pierzchalski’s ownership fell below the guidelines at the end of 2008 compared to the prior year when he met the guidelines because of the decline in our stock value.

While we have no policies on hedging economic risk, we strongly discourage so-called 10b5-1 plans, which make lawful sales of our equity securities by executive officers if one or more predefined parameters are satisfied even when at the time of the sale the insider is aware of unfavorable material non-public information.

Change in Control Provisions

Each of our named executive officers is a party to a Key Executive Employment and Severance Agreement with us (a KEESA) described in the section titled “Potential Payments Upon Termination or Change-in-Control — Change in Control Agreements” below. No executive officer has an employment or severance agreement, other than these agreements. Our KEESAs provide for the payment of a termination payment in one or two lump sums only after both a change in control and a specified employment termination (a “double trigger” agreement). We adopted this approach, rather than providing for such payment after a change in control and a voluntary employment termination by the executive (a “single trigger” agreement), because we believe that double trigger agreements provide executives with adequate employment protection and reduce the potential costs associated with these agreements to an acquirer.

The KEESAs and our equity award agreements provide that all restricted equity and unvested stock options become fully vested at the date of a change in control. Once vested, a holder of an award is entitled to retain it even if he voluntarily leaves employment (although a vested stock option may expire because of employment termination as soon as 30 days after employment ends). In 2008, we amended our KEESAs for the principal purpose of complying with Section 409A of the Internal Revenue Code. In 2009, we eliminated any reimbursement of our named executive officers for any additional tax due as a result of the failure of the KEESAs to comply with Section 409A.

Other Matters

Our Stock Incentive Plan, which governs equity awards, prohibits the repricing of stock options, either by amending existing options to lower the exercise price or by granting new options having a lower exercise price in exchange for outstanding options having a higher exercise price, unless such repricing is approved by shareholders.

Under the Committee’s “clawback” policy the Company shall seek to recover, to the extent the Committee deems appropriate, from any executive officer and the chief accounting officer, certain incentive compensation if a subsequent financial restatement shows that such compensation should not have been paid. The clawback policy applies to restricted equity that vests upon the achievement of a Company performance target. As an alternative to seeking recovery, the Committee may require the forfeiture of future compensation. Beginning in January 2007, our restricted stock agreements require, to the extent the Committee deems appropriate, our executive officers to repay the difference between the amount of after-tax income that was originally recognized from restricted equity that vested based on achievement of a performance goal and the amount that would have been recognized had the restatement been in effect, plus the value of any tax deduction on account of the repayment.

Aside from its role as the Committee’s independent consultant, FWC provides no other services to the Company. In 2008, FWC provided the Committee with advice about the changes in restricted equity awards discussed under “Components of Our Executive Compensation Program — Longer-Term Restricted Equity,” changes in the salary ranges of our named executive officers and also conducted a review of our directors’ compensation program. FWC’s fees for its work during 2006 — 2008 averaged less than $100,000 per year.

The Committee has not adjusted executive officers’ future compensation based upon amounts realized pursuant to previous equity awards.

The Committee’s practice for many years has been to make equity awards and approve new salaries and bonuses, if any, at its meeting in late January, which normally follows our announcement of earnings for the prior year. Consistent with this practice, the Committee made equity awards in 2008 in late February after our mid-February earnings announcement.

While the Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO participates in the underlying process because of his close day-to-day association with the other named executive officers and his knowledge of our operations. Although the Committee values the input of our CEO, he does not participate in the portion of the Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation. Our Vice President-Human Resources and our General Counsel also participate in the Committee’s compensation process.

Compensation Committee Report

Among its other duties, the Management Development, Nominating and Governance Committee assists the oversight by the Board of Directors of MGIC Investment Corporation’s executive compensation program, including approving corporate goals relating to compensation for the CEO and senior managers, evaluating the performance of the CEO and determining the CEO’s annual compensation and approving compensation for MGIC Investment Corporation’s other senior executives.

The Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in MGIC Investment Corporation’s proxy statement for its 2009 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the year ending December 31, 2008.

Members of the Management Development, Nominating and Governance Committee:

Kenneth M. Jastrow, II, Chairman
Thomas M. Hagerty
Leslie M. Muma

Compensation And Related Tables

The following tables provide information about the compensation of our named executive officers.

The following table summarizes the compensation earned by or paid to our named executive officers in 2006, 2007 and 2008 using the same assumptions used in the Summary Compensation Table (which appears immediately below this table), except that (a) the values in the columns titled “Stock Awards” and “Option Awards” are based upon fair values determined using stock prices as of the end of 2006, 2007 and 2008, respectively, instead of fair values determined using stock prices as of the dates of the grants of the applicable awards and (b) the portion of the cash bonuses for 2006 performance that the named executive officers elected to receive in restricted stock included in the column titled “Bonus” is valued using the stock price on the date before the restricted stock vested instead of the date that the restricted stock was granted. We believe that a compensation table that uses these alternative valuations is helpful to understand the impact that the decline in our stock price has had on the compensation of our named executive officers.

The table below is not the Summary Compensation Table required by the SEC’s rules. That table is contained under the caption “Summary Compensation Table” below. The table below is not a substitute for the information required in the Summary Compensation Table.

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other	Total
Name and Principal		Salary	Bonus	Awards	Awards	Earnings	Compensation	Compensation
Position	Year	$	$	$	$	$	$	$

Curt Culver	2008	855,577	—	201,231	6,240	349,073	6,100	1,418,221
Chairman and Chief	2007	821,923	480,000	336,507	96,080	416,459	6,100	2,157,069
Executive Officer	2006	786,539	1,437,225	2,722,129	1,269,013	531,686	12,600	6,759,192
J. Michael Lauer	2008	438,423	—	69,057	2,106	38,094	6,100	553,780
Executive Vice	2007	421,692	202,950	81,565	32,398	157,944	6,100	902,649
President and Chief Financial Officer	2006	401,385	552,437	1,359,323	426,084	254,417	12,600	3,006,246
Patrick Sinks	2008	499,615	—	117,798	2,960	125,814	6,100	752,287
President and Chief	2007	479,615	209,250	151,206	30,920	134,099	6,100	1,011,190
Operating Officer	2006	455,385	626,579	1,276,929	351,569	170,072	12,600	2,893,134
Lawrence Pierzchalski	2008	428,423	—	69,140	2,106	161,892	6,100	667,661
Executive Vice	2007	411,692	180,000	121,462	32,398	165,109	6,100	916,761
President — Risk Management	2006	392,192	538,994	950,729	426,084	234,364	12,600	2,554,963
Jeffrey Lane	2008	392,539	—	67,214	2,106	174,296	6,100	642,255
Executive Vice	2007	349,500	183,600	109,047	32,398	195,136	6,100	875,781
President and General Counsel	2006	330,039	458,155	900,760	426,084	222,923	12,600	2,350,561

SUMMARY COMPENSATION TABLE

The following table (which is the compensation table required by the SEC’s rules) summarizes the compensation earned by or paid to our named executive officers in 2006 through 2008. Following the table is a summary of selected components of our executive compensation program. Other tables that follow provide more detail about the specific types of compensation.

							Change in
							Pension
							Value and
							Nonqualified
							Deferred
				Stock		Option	Compensation	All Other	Total
Name and Principal		Salary	Bonus	Awards		Awards	Earnings	Compensation	Compensation
Position	Year	$	$(1)	$(2)		$(2)	$(3)	$(4)	$

Curt Culver	2008	855,577	—	1,543,846		364,373	349,073	6,100	3,118,969
Chairman and Chief	2007	821,923	480,000	1,116,178		611,066	416,459	6,100	3,451,726
Executive Officer	2006	786,539	1,920,000	2,723,295		1,238,523	531,686	12,600	7,212,643
J. Michael Lauer	2008	438,423	—	543,584		122,976	38,094	6,100	1,149,177
Executive Vice	2007	421,692	202,950	292,052		206,009	157,944	6,100	1,286,747
President and Chief Financial Officer	2006	401,385	738,000	1,374,783	(5)	415,161	254,417	12,600	3,196,346
Patrick Sinks	2008	499,615	—	816,585		177,813	125,814	6,100	1,625,927
President and Chief	2007	479,615	209,250	494,493		234,964	134,099	6,100	1,558,521
Operating Officer	2006	455,385	837,000	1,302,106		339,541	170,072	12,600	3,116,704
Lawrence Pierzchalski	2008	428,423	—	543,648		122,976	161,892	6,100	1,263,039
Executive Vice	2007	411,692	180,000	404,377		206,009	165,109	6,100	1,373,287
President — Risk Management	2006	392,192	720,000	952,112		415,161	234,364	12,600	2,726,429
Jeffrey Lane	2008	392,539	—	508,405		122,976	174,296	6,100	1,204,316
Executive Vice	2007	349,500	183,600	360,529		206,009	195,136	6,100	1,300,874
President and General Counsel	2006	330,039	612,000	900,740		415,161	222,923	12,600	2,493,463

(1)	For 2006, each of our named executive officers elected to receive restricted stock in lieu of cash for one-third of the amount shown as follows: Mr. Culver received 10,274 shares in lieu of $639,351; Mr. Lauer received 3,949 shares in lieu of $245,746; Mr. Sinks received 4,478 shares in lieu of $278,666; Mr. Pierzchalski received 3,852 shares in lieu of $239,710; and Mr. Lane received 3,274 shares in lieu of $203,741. The remaining amounts in this column were received in cash. The restricted stock vested after one year because each named executive officer continued with us for that year. See “Summary of Selected Components of our Executive Compensation Program — Annual Bonus” below for a discussion of our bonus deferral program. None of our employees were given the option to defer any portion of their bonuses for 2007.

(2)	The amounts shown in these columns are the amounts that we recognized as a compensation expense under GAAP, except that in accordance with the rules of the SEC, these figures do not include estimates of forfeitures related to service-based vesting conditions. Also, for the portion of bonus awards for which an officer has elected to receive restricted stock, we expense half of this portion of the award in the year in which the restricted grant is made and the other half in the prior year. In accordance with the SEC’s executive compensation disclosure rules and to avoid double-counting of awards, the column titled “Stock Awards” excludes the expense for (a) the portion of the awards included in the column titled “Bonus” that are summarized in footnote 1 and (b) the comparable portion of the bonus awards for 2005 for which restricted stock was received. See Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2008 for information regarding the assumptions made in arriving at the amounts included in these columns. The amounts shown in the column titled “Option Awards” are attributable to options granted in and prior to 2004, the last year in which we granted options.

The compensation expense for restricted equity that we recognized in 2008 resulted from restricted equity that was expensed at values between $15.96 and $64.68 per share. The compensation expense for stock options that we recognized in 2008 resulted from options that have exercise prices between $43.70 and $68.20. The closing price of our stock at the end of 2008 was $3.48.

(3)	The amounts shown in this column reflect the change in present value of accumulated pension benefits during such year pursuant to our Pension Plan and our Supplemental Executive Retirement Plan when retirement benefits are also provided under that Plan. See “Summary of Selected Components of our Executive Compensation Program — Pension Plan” below for a summary of these plans. The change shown in this column is the difference between (a) the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 and continuing for his life expectancy determined at the end of the year shown and by assuming that the officer’s employment with us ended on the last day of that year shown and (b) the same calculation done as if the officer’s employment had ended one year earlier. There is a change between years principally because the officer is one year closer to the receipt of the pension payments, which means the present value is higher, and the annual pension payment is higher due to the additional benefit earned because of one more year of employment. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2008 for additional information regarding the assumptions made in arriving at these amounts.

(4)	The amounts shown in this column for each named officer consist of our matching 401(k) contributions of $1,600 for each year and discretionary contributions of the remaining amount. Total perks for any named executive officer did not exceed $10,000 in any year. The perks we provide are discussed in “Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Perquisites.”

(5)	In general, our restricted equity awards are forfeited upon a termination of employment, other than as a result of the officer’s death (in which case the entire award vests). If employment termination occurs after age 62 for an officer who has been employed for at least seven years, these shares (other than matching shares granted pursuant to our annual bonus deferral plan) will continue to vest if the officer enters into a non-competition agreement with us and, beginning with grants made in 2007, provides one year of service subsequent to the grant date. Mr. Lauer became eligible for this continued vesting in 2006. As a result, the amount for Mr. Lauer includes $427,858 in accelerated expense in 2006 related to his right to receive or retain certain awards was no longer contingent on satisfying the vesting conditions of those awards. There is no corresponding acceleration for 2007 or 2008 because Mr. Lauer did not, in those years, receive any awards contingent only upon his continued service and the expense associated with such awards made in prior years was accelerated in 2006.

Summary of Selected Components of our Executive Compensation Program

The following is a description of our annual bonus program and pension plan. This discussion supplements the discussion included in the section titled “Compensation Discussion and Analysis” above.

Annual Bonus

Our bonus framework for 2008 provided that bonuses would, so long as we met a performance target described in “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Bonus” above, be determined in the discretion of the Management Development, Nominating and Governance Committee taking account of:

•	our actual financial and other results for the year compared to the goals presented to and approved by the Management Development, Nominating and Governance Committee in the first quarter of 2008 (see “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Bonus” above for our 2008 performance goals);

•	the Committee’s subjective analysis of the business environment in which we operated during the year;

•	the Committee’s subjective evaluation of individual officer performance;

•	the subjective recommendations of the CEO (except in regard to his own bonus); and

•	such other matters as the Committee deems relevant.

The maximum bonuses under our 2008 bonus framework could not to exceed three times the 2008 base salary of the CEO and up to 2.25 times the 2008 base salaries of our other named executive officers.

Our bonus framework for 2006 and 2007 provided that bonuses would be determined in the discretion of the Management Development, Nominating and Governance Committee taking account of the ROE criteria set forth below and the items in the bullet points above with respect to our 2008 bonus framework. The ROE criteria and related bonus opportunities (expressed as a multiple of base salary) were:

President and Executive
	CEO	Vice Presidents	Other Executive Officers
ROE	(Base Salary Multiple)(1)	(Base Salary Multiple)(1)	(Base Salary Multiple)(1)

=> 20%	3X	2.25X	1.8X
=>10% - <20%	>1 - <3X	>0.75 - <2.25X	>0.6 - <1.8X
5% - <10%	Up to 1X	Up to 0.75X	Up to 0.6X
< 5%	0X	0X	0X

(1)	Interpolation between points is not necessarily linear.

During 2006 and 2007, we also had a formula under which the maximum annual bonus award under the bonus framework was 0.75% of the sum of MGIC’s pre-tax income, excluding extraordinary items and realized gains and the pre-tax contribution of MGIC’s joint ventures. The Committee determined that for 2007 it would not use the results of the formula because it would result in no bonuses being paid to the named executive officers for 2007. The Management Development, Nominating and Governance Committee exercised its discretion to pay the bonuses shown for 2007 in the Summary Compensation Table to recognize the work of these officers related to the proposed merger with Radian Group Inc. and the termination of that merger.

Beginning with bonuses for 2001 performance, our executive officers could elect to receive restricted stock vesting in one year through continued employment for up to one-third of their bonus amounts (base restricted stock). If base restricted stock was elected, the executive officer was also awarded one and one-half shares of restricted stock vesting in three years through continued employment for each share of base restricted stock. The base restricted stock shares vest on or about the first anniversary of the grant date through continued employment and the matching shares vest on or about the third anniversary of the grant date through continued employment. Dividends are paid on these restricted shares prior to vesting. The matching restricted stock did not count against the bonus maximum in the ROE criteria table for our 2006 and 2007 bonus frameworks. The Committee adopted the base and matching restricted stock portion of our executive compensation program to encourage senior executives to subject to equity risk compensation that would otherwise be paid in cash. Each of our named executive officers elected to receive one-third of his 2006 bonuses in restricted stock pursuant to this program. This program was not offered to officers for 2007 or 2008 bonuses because management did not anticipate that any bonuses would be paid for either year.

Pension Plan

We maintain a Pension Plan for the benefit of substantially all of our employees and a Supplemental Executive Retirement Plan (Supplemental Plan) for designated employees, including executive officers. The Supplemental Plan provides benefits that cannot be provided by the Pension Plan because of limitations in the Internal Revenue Code on benefits that can be provided by a qualified pension plan, such as our Pension Plan.

Under the Pension Plan and the Supplemental Plan taken together, each executive officer earns an annual pension credit for each year of employment equal to 2% of the officer’s eligible compensation for that year. Eligible compensation is limited to salaries, commissions, wages, cash bonuses, the portion of cash bonuses deferred and converted to restricted equity bonuses (see “Annual Bonus” above) and overtime pay. At retirement, the annual pension credits are added together to determine the employee’s accrued pension benefit. However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee’s average eligible compensation for the five years ended December 31, 1997. Eligible employees with credited service for employment prior to October 31, 1985 also receive a past service benefit, which is generally equal to the difference between the amount of pension the employee would have been entitled to receive for service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated. Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable upon retirement at or after age 65 (age 62 if the employee has completed at least seven years of service), and reduced benefits are payable beginning at age 55.

2008 GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan based awards to our named executive officers in 2008.

							Grant Date Fair
			Estimated Future Payouts Under				Value of Stock and
			Equity Incentive Plan Awards				Option Awards
Name	Grant Date		Threshold (#)	Target (#)		Maximum (#)	($)(1)

Curt Culver	2/28/08	(2)		72,000	(3)	72,000	1,149,120
	2/28/08	(4)		86,688	(5)	96,000	1,532,160
J. Michael Lauer	2/28/08	(2)		24,300	(3)	24,300	387,828
	2/28/08	(4)		29,257	(5)	32,400	517,104
Patrick Sinks	2/28/08	(2)		45,000	(3)	45,000	718,200
	2/28/08	(4)		54,180	(5)	60,000	957,600
Lawrence Pierzchalski	2/28/08	(2)		24,300	(3)	24,300	387,828
	2/28/08	(4)		29,257	(5)	32,400	517,104
Jeffrey Lane	2/28/08	(2)		24,300	(3)	24,300	387,828
	2/28/08	(4)		29,257	(5)	32,400	517,104

(1)	The grant date fair value is based on the New York Stock Exchange closing price on the day the award was granted. For awards that do not receive dividends, in accordance with FAS 123R, the grant date fair value is measured by reducing the grant date price by the present value of expected dividends paid during the vesting period. For equity incentive plan awards, the number of shares is the number included in the column titled “Maximum.” Using the 2008 year end closing price, each of the dollar values in this table would decrease by approximately 78%. There have been no stock options granted since 2004.

(2)	The threshold column is left blank because these awards have a single performance metric which, if met in each year that shares are scheduled to vest, results in the vesting of the entire amount of the award. See “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity — Other Restricted Equity” above for information about these awards.

(3)	Pursuant to rules adopted by the SEC, these amounts are based upon the assumption that we will meet a performance target determined by the sum of the incurred loss ratio and the expense ratio such that the entire amount of these awards vest because we met this performance target in 2007. See ‘‘— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity — Other Restricted Equity” above for additional details about this performance goal.

(4)	The threshold column is left blank because if the Company’s performance nominally exceeds the performance thresholds applicable to these awards, then only a de minimis amount of stock would vest. See ‘‘— Compensation Discussion — Performance Based Restricted Equity and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity” above for information about these awards.

(5)	Pursuant to rules adopted by the SEC, these amounts are based upon the assumption that our performance with respect to the three performance goals applicable to these awards in 2008 through 2011 will equal our performance in 2007. Using this approach, approximately 30.1% of the shares granted would vest in each of 2009 through 2011. See ‘‘— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity” above for additional details about the performance goals applicable to these awards.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table shows our named executive officers’ equity awards outstanding on December 31, 2008.

	Option Awards							Stock Awards
													Equity
													Incentive
													Plan
											Equity		Awards:
											Incentive		Market
											Plan		or Payout
				Equity							Awards:		Value of
				Incentive						Market	Number of		Unearned
				Plan				Number of		Value of	Unearned		Shares,
				Awards:				Shares or		Shares or	Shares,		Units or
	Number of		Number of	Number				Units of		Units of	Units or		Other
	Securities		Securities	of Securities				Stock		Stock	Other		Rights
	Underlying		Underlying	Underlying				That		That	Rights		That
	Unexercised		Unexercised	Unexercised				Have		Have	That		Have
	Options		Options	Unearned		Option	Option	Not		Not	Have		Not
	Exercisable		Unexercisable	Options		Exercise	Expiration	Vested		Vested	Not		Vested
Name	#		#	#		Price ($)	Date	#		($)(1)	Vested #		($)(1)

Curt Culver	75,000	(2)				46.0625	5/5/09	39,780	(3)	138,434	158,688	(4)	552,234
	79,800			70,200	(5)	45.3750	1/26/10
	75,000	(6)				57.8800	1/24/11
	120,000	(7)				63.8000	1/23/12
	80,000	(8)				43.7000	1/22/13
	64,000	(9)	16,000			68.2000	1/28/14
J. Michael Lauer	25,000	(2)				46.0625	5/5/09	14,738	(3)	51,288	53,557	(4)	186,378
	26,600			23,400	(5)	45.3750	1/26/10
	25,000	(6)				57.8800	1/24/11
	40,000	(7)				63.8000	1/23/12
	27,000	(8)				43.7000	1/22/13
	21,600	(9)	5,400			68.2000	1/28/14
Patrick Sinks				11,700	(5)	45.3750	1/26/10	16,900	(3)	58,812	99,180	(4)	345,146
	20,000	(7)				63.8000	1/23/12
	8,000					43.7000	1/22/13
	32,000	(9)	8,000			68.2000	1/28/14
Lawrence Pierzchalski	25,000	(2)				46.0625	5/5/09	14,833	(3)	51,619	53,557	(4)	186,378
	26,600			23,400	(5)	45.3750	1/26/10
	25,000	(6)				57.8800	1/24/11
	40,000	(7)				63.8000	1/23/12
	27,000	(8)				43.7000	1/22/13
	21,600	(9)	5,400			68.2000	1/28/14
Jeffrey Lane				17,550	(5)	45.3750	1/26/10	12,619	(3)	43,914	53,557	(4)	186,378
	25,000	(6)				57.8800	1/24/11
	40,000	(7)				63.8000	1/23/12
	10,800	(8)				43.7000	1/22/13
	21,600	(9)	5,400			68.2000	1/28/14

(1)	Based on the closing price of $3.48 for the Common Stock on the New York Stock Exchange at year-end 2008.

(2)	One-fifth of these options vested on May 5 of each of the five years beginning in 2000.

(3)	Includes unvested restricted shares (or, in the case of Mr. Culver, RSUs) granted on January 26, 2005, which vest ratably on each January 26 from 2009 and 2010 assuming continued employment. See “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity” above.

Also includes the number of unvested restricted shares awarded in connection with officer’s election to defer a portion of his annual cash bonus for 2005 and 2006 in the amounts set forth in the following table. See “Summary of Selected Components of our Executive Compensation Program — Annual Bonus” above for a discussion of the terms of these grants.

	Matching Shares	Matching Shares
Name	Vesting on 1/25/09	Vesting on 1/24/10

Curt Culver	14,769	15,411
J. Michael Lauer	5,575	5,923
Patrick Sinks	5,383	6,717
Lawrence Pierzchalski	5,815	5,778
Jeffrey Lane	4,468	4,911

(4)	Consists of the shares described on the 2008 Grants of Plan-Based Awards table above. Pursuant to the rules of the SEC, the amounts included in this table are the same ones listed in the “Target” column in that table.

Excludes restricted shares, 20% of which vest on or about each of the first five anniversaries of the grant date, assuming continued employment and our meeting our ROE goal of 1% for the year prior to vesting in the following amounts: Mr. Culver — 33,600; Mr. Lauer — 11,340; Mr. Sinks — 21,000; Mr. Pierzchalski — 11,340; and Mr. Lane — 11,340. Pursuant to the rules of the SEC, the entire amount of these awards is excluded because we did not meet our ROE goal in 2007. Also excludes the number of restricted shares or RSUs, the vesting of which is dependent upon our meeting a goal determined by our EPS in the following amounts: Mr. Culver — 85,824; Mr. Lauer — 28,967; Mr. Sinks — 50,132; Mr. Pierzchalski — 28,967; and Mr. Lane — 28,967. Pursuant to rules adopted by the SEC, the amounts for these shares are excluded because our EPS in 2007 was negative.

See “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity” above.

(5)	Represents the unvested portion of this option (47% of the original grant) which did not vest by January 2005 as a result of the failure to meet a goal determined by our EPS. The unvested portion vested on January 26, 2009 for each of our named executive officers.

(6)	One-fifth of the options originally granted vested on January 24 of each of the five years beginning in 2002.

(7)	One-fifth of the options originally granted vested on January 23 of each of the five years beginning in 2003.

(8)	One-fifth of the options originally granted vested on January 22 of each of the five years beginning in 2004.

(9)	One-fifth of the options originally granted vest on January 28 of each of the five years beginning in 2005, assuming continued service.

2008 OPTION EXERCISES AND STOCK VESTED

The following table shows the stock vesting of grants of plan based awards to our named executive officers in 2008. There were no options exercised in 2008.

	Stock Awards
	Number of		Value Realized on
	Shares Acquired on		Vesting
Name	Vesting #		($)(1)

Curt Culver	24,168	(2)	399,721	(2)
J. Michael Lauer	9,062		149,660
Patrick Sinks	10,130		167,155
Lawrence Pierzchalski	8,881		146,712
Jeffrey Lane	7,726		127,806

(1)	Value realized is the market value at the close of business on the date immediately preceding the vesting date. None of our named executive officers sold any shares in 2008, though some shares that vested were withheld to pay taxes due as a result of the vesting of the shares. Using the 2008 year end closing price, each of the dollar values in this table would be decreased by approximately 79%.

(2)	Includes 4,800 RSUs, valued at $84,000 using the market value at the close of business on the date immediately preceding the vesting date. Although these RSUs vested during 2008, Mr. Culver will not receive the shares underlying them until six months after he retires.

PENSION BENEFITS AT 2008 FISCAL YEAR-END

The following table shows the present value of accrued pension plan benefits for our named executive officers as of December 31, 2008.

		Number of
		Years	Present Value
		Credited	of Accumulated
Name	Plan Name(1)	Service #	Benefit ($)(2)

Curt Culver	Qualified Pension Plan	26.2	1,495,267
	Supplemental Executive Retirement Plan	26.2	1,885,929
J. Michael Lauer	Qualified Pension Plan	19.8	1,977,251
	Supplemental Executive Retirement Plan	19.8	280,069
Patrick Sinks	Qualified Pension Plan	30.4	948,497
	Supplemental Executive Retirement Plan	30.4	89,247
Lawrence Pierzchalski	Qualified Pension Plan	26.7	1,456,542
	Supplemental Executive Retirement Plan	26.7	204,100
Jeffrey Lane	Qualified Pension Plan	12.3	1,474,058	(3)
	Supplemental Executive Retirement Plan	12.3	101,703

(1)	See “Summary of Selected Components of our Executive Compensation Program — Pension Plan” above for a summary of these plans.

(2)	The amount shown is the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 (which is the earliest age that unreduced benefits under Qualified Pension Plan and Supplemental Executive Retirement Plan may be received) and continuing for his life expectancy determined at the end of 2008 and by assuming that the officer’s employment with us ended on the last day of that year. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2008 for the discount rate and other assumptions used to calculate the present value of benefits under these plans.

(3)	Includes an annual benefit of $34,000 credited to Mr. Lane as part of his initial employment. This amount represents $325,602 of the present value of Mr. Lane’s benefits.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the estimated value of payments to each of the named executive officers assuming the triggering event or events indicated occurred on December 31, 2008.

					Value of
					Restricted	Value of
					Equity and	Restricted
					Stock Options	Equity and
					That Will Vest	Stock Options	Value of
					on an	Eligible for	Other
			Cash		Accelerated	Continued	Benefits
Name	Termination Scenario	Total ($)	Payment ($)		Basis ($)(1)	Vesting ($)(1)	($)(2)

Curt Culver	Change in control with qualifying termination(3)	6,961,410	5,688,323	(4)	1,138,670	—	134,417
	Change in control without qualifying termination(3)	1,138,670	—		1,138,670	—	—
	Death	1,138,670	—		1,138,670	—	—
	Disability	310,531	310,531	(5)	—	—	—
J. Michael Lauer	Change in control with qualifying termination(3)	2,900,486	2,419,180	(4)	388,873	—	92,433
	Change in control without qualifying termination(3)	388,873	—		388,873	—	—
	Retirement	151,544	—		—	151,544	—
	Death	388,873	—		388,873	—	—
Patrick Sinks	Change in control with qualifying termination(3)	3,545,281	2,755,130	(4)	671,751	—	118,400
	Change in control without qualifying termination(3)	671,751	—		671,751	—	—
	Death	671,751	—		671,751	—	—
Lawrence Pierzchalski	Change in control with qualifying termination(3)	2,860,195	2,364,112	(4)	389,203	—	106,880
	Change in control without qualifying termination(3)	389,203	—		389,203	—	—
	Death	389,203	—		389,203	—	—
Jeffrey Lane	Change in control with qualifying termination(3)	2,677,631	2,185,446	(4)	381,498	—	110,687
	Change in control without qualifying termination(3)	381,498	—		381,498	—	—
	Death	381,498	—		381,498	—	—

(1)	The value attributed to restricted stock that accelerates or is eligible for continued vesting is the closing price on the New York Stock Exchange on December 31, 2008 (which is a higher valuation than that specified by IRS regulations for tax purposes). Value of options is the difference between the closing price on the New York Stock Exchange on December 31, 2008 and the exercise price. As of December 31, 2008, the exercise price of all options exceeded the market price. As a result, all amounts in this column represent value attributable to restricted equity.

(2)	Other benefits include three years of health and welfare benefits and the maximum outplacement costs each executive would be entitled to.

(3)	As described further in “- Change in Control Agreements” below, each of our named executive officers is a party to a KEESA that may provide for payments after a change in control. A qualifying termination is a termination within three years after the change in control by the company other than for cause, death or disability or by the executive for good reason.

(4)	Amounts payable in one or two lump sums, depending on limits that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

(5)	Represents the present value of monthly payments of $4,000 that Mr. Culver would be eligible to receive through age 65, assuming the disability continued. These amounts would be paid by an insurance company pursuant to an insurance policy covering Mr. Culver that we provide. The discount rate of 6.5% applied to these payments is the same discount rate that we use to value our net periodic benefit costs associated with our benefit plans pursuant to GAAP.

Change in Control Agreements

Each of our named executive officers is a party to a Key Executive Employment and Severance Agreement with us (a KEESA). If a change in control occurs and the executive’s employment is terminated within three years after the change in control (this three-year period is referred to as the employment period), other than for cause, death or disability, or if the executive terminates his employment for good reason, the executive is entitled to a termination payment of up to twice the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions. This termination payment is payable in one or two lump sums, depending on limits that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

Under the KEESAs, a change in control generally would occur upon the acquisition by certain unrelated persons of 50% or more of our Common Stock; an exogenous change in the majority of our Board of Directors; certain mergers, consolidations or share exchanges or related share issuances; or our sale or disposition of all or substantially all of our assets. We would have “cause” to terminate an executive under a KEESA if the executive were intentionally to engage in certain bad faith conduct causing demonstrable and serious financial injury to us; to be convicted of certain felonies; or to willfully, unreasonably and continuously refuse to perform his or her existing duties or responsibilities. An executive would have “good reason” under his or her KEESA if we were to breach the terms of the KEESA or make certain changes to the executive’s position or working conditions.

If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced. The KEESAs require that, for a period of twelve months after a termination for which a payment is required, the executive not compete with us unless approved in advance in writing by our Board of Directors. The KEESAs also impose confidentiality obligations on our executives that have signed them.

While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control. The executive is also entitled to participate in medical and other specified benefits. The executive is also entitled to certain other benefits and the continuation of medical and other specified employee benefits during the remainder of the employment period.

We have KEESAs with 41 other officers, substantially all of which have a termination payment multiple of one and do not require a decrease in the termination payment if the employment termination occurs during the employment period but more than three months after the change in control.

If the excise tax under Section 280G of the Internal Revenue Code would apply to the benefits provided under the KEESA, the executive is entitled to receive a payment so that he is placed in the same position as if the excise tax did not apply. In 2008, we amended our KEESAs for the principal purpose of complying with Section 409A of the Internal Revenue Code. In 2009, we eliminated any reimbursement of our named executive officers for any additional tax due as a result of the failure of the KEESAs to comply with Section 409A.

Post-Termination Vesting of Certain Restricted Equity Awards

In general, our restricted equity awards are forfeited upon a termination of employment, other than as a result of the officer’s death (in which case the entire award vests). If employment termination occurs after age 62 for an officer who has been employed by us for at least seven years, awards granted at least one year prior to the date of the employment termination will continue to vest if the officer enters into a non-competition agreement with us.

Pension Plan

As noted under “Compensation and Related Tables — Summary of Selected Components of our Executive Compensation Program — Pension Plan” above, we have a Pension Plan and Supplemental Plan that provide post-retirement benefits. If the employment of our named executive officers terminated effective December 31, 2008, the annual amounts payable to them at age 62 under these plans would have been: Mr. Culver — $428,736; Mr. Lauer — $216,456; Mr. Sinks — $174,696 Mr. Pierzchalski — $216,168; and Mr. Lane — $164,544. As of December 31, 2008, Mr. Lauer was eligible to receive this level of benefits because he was over the age of 62 and had more than seven years’ tenure. As of December 31, 2008, Messrs. Culver, Pierzchalski and Lane were eligible to receive reduced benefits under these plans immediately upon retirement because they were over the age of 55 and had more than seven years’ tenure. As a result, if their employment had been terminated effective December 31, 2008, the annual amounts payable to them under our Pension Plan had they elected to begin receiving annual payments immediately would have been Mr. Culver — $289,397; Mr. Pierzchalski — $140,509; and Mr. Lane — $141,508.

Severance Pay

Although we do not have a written severance policy for terminations of employment unrelated to a change in control, we have historically negotiated severance arrangements with officers whose employment we terminate without cause. The amount that we have paid has varied based upon the officer’s tenure and position.

Other Information

During 2008, we entered into the transactions described in “Corporate Governance and Board Matters — Director Independence” above. As noted above, these transactions were made in the ordinary course of business and are not considered material to us. Similar transactions are expected in 2009.

We have used the law firm of Foley & Lardner LLP as our principal outside legal counsel for more than 20 years. The wife of our General Counsel is a partner in that law firm, which was paid $2,909,437 by us and our consolidated subsidiaries for legal services in 2008.

Mutual funds advised by Fidelity, an affiliate of FMR LLC (see “Stock Ownership”), purchased from the underwriters in our common stock offering in the spring of 2008 an aggregate of 2.2 million shares. The per share public offering price in that offering was $11.25.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock (other than certain investment advisers with respect to shares held for third parties), to file reports of their beneficial ownership of our stock and changes in stock ownership with the SEC and the New York Stock Exchange. Based in part on statements by the persons subject to Section 16(a), we believe that all Section 16(a) forms were timely filed in 2008, except for reports covering additional share units acquired through directors’ compensation deferral (see “Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units”) that we inadvertently filed two days late on behalf of each of the following directors: Karl E. Case (5,747 additional share units), Thomas M. Hagerty (5,603 additional share units), Kenneth M. Jastrow II (6,322 additional share units), Daniel P. Kearney (8,405 additional share units), Leslie M. Muma (4,167 additional share units) and Donald T. Nicolaisen (5,029 additional share units). We timely made approximately 95 other Section 16(a) filings on behalf of our executive officers and directors in 2008.

Item 2 —	Ratification of appointment of independent registered public accounting firm

The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Shareholders are being asked to ratify this appointment at the annual meeting. A representative of PwC is expected to attend the meeting and will be given an opportunity to make a statement and respond to appropriate questions.

PwC’s audit engagement letter will have an agreement by us not to demand a jury trial if there is litigation between us and PwC, and a prohibition on transferring to another person a claim we might have against PwC. The engagement letter will not contain a requirement that we arbitrate any disputes with PwC nor will it contain any limitation on our right to damages from PwC.

Audit and Other Fees

For the years ended December 31, 2007 and 2008, PwC billed us fees for services of the following types:

	2007	2008

Audit Fees	$2,260,845	$2,097,583
Audit-Related Fees	327,972	31,658
Tax Fees	—	—
All Other Fees	6,180	22,533

Total Fees	$2,594,997	$2,151,774

Audit Fees include PwC’s review of our quarterly financial statements. Audit-Related Fees include, for 2008, fees related to valuation services and, for 2007, fees related to due diligence, valuation and other services relating to the terminated merger with Radian Group Inc. and a regulator’s review of PwC’s workpapers. All Other Fees represent, for 2008, fees for work relating to the licensing of a subsidiary in Canada and subscription fees for an online library of financial reporting and assurance literature, and 2007, subscription fees for an online library of financial reporting and assurance literature.

The rules of the SEC regarding auditor independence provide that independence may be impaired if the auditor performs services without the pre-approval of the Audit Committee. The Committee’s policy regarding approval and pre-approval of services by the independent auditor includes a list of services that are pre-approved as they become necessary and the Committee’s approving of a schedule of other services expected to be performed during the ensuing year prior to the start of the annual audit engagement. If we desire the auditor to provide a service that is not in either category, the service may be presented for approval by the Committee at its next meeting or may be approved by the Chairperson (or another Committee member designated by the Chairperson). We periodically provide the Committee with information about fees paid for services that have been approved and pre-approved.

The SEC rules regarding auditor independence provide an exception to the approval and pre-approval requirement if services are subsequently approved by an audit committee under a de minimis exception. All of PwC’s services were pre-approved by the Committee in 2008 and, as a result, the de minimis exception was not used in 2008.

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as our independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES WILL BE VOTED FOR RATIFICATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

MGIC INVESTMENT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 14, 2009
9:00 a.m. Central Time
MARCUS CENTER FOR THE PERFORMING ARTS
929 North Water Street
Milwaukee, WI

MGIC Investment Corporation P.O. Box 488 Milwaukee, WI 53201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2009.
By signing on the reverse side, I hereby appoint CURT S. CULVER and J. MICHAEL LAUER, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices specified on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Thursday, May 14, 2009, at 9:00 a.m. Central Time, and at any adjournment.
I acknowledge that I have received MGIC’s Notice of Annual Meeting, Proxy Statement and 2008 Annual Report.
Notice to Participants in MGIC’s Profit Sharing and Savings Plan and Trust: As a participant in the MGIC Investment Corporation Profit Sharing and Savings Plan and Trust (Plan), you have the right to instruct the Plan Trustee how to vote the shares of MGIC Common Stock allocated to your account. If you sign, date and return this card in the enclosed reply envelope and it is received by the Plan Trustee at least five days before the Annual Meeting, shares held in your account will be voted by the Plan Trustee in accordance with the voting choices you specify on the reverse side. You may revoke your instructions by delivering a signed proxy card with a later date to the Plan Trustee at least five days before the Annual Meeting. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan Trustee in accordance with the Plan and applicable law.

See reverse for voting instructions.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
òPlease detach hereò

The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1 and FOR Item 2.

1. Election of directors:	01 Karl E. Case	☐	Vote FOR	☐	Vote WITHHELD
	02 Curt S. Culver		all nominees		from all nominees
	03 William A. McIntosh		(except as marked)
04 Leslie M. Muma

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of MGIC Investment Corporation.	☐ For	☐ Against	☐ Abstain

3.	In his discretion, each Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

Address Change? Mark Box ☐ Indicate changes below:	Date:

Signature(s) in Box
Please sign exactly as your name appears to the left. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal. When signing as attorney, executor, administrator, trustee or guardian, give full title.